Exhibit 10.2

Execution Copy

AMENDED AND RESTATED

REIMBURSEMENT AGREEMENT

among

ACE LIMITED

ACE BERMUDA INSURANCE LTD.

ACE TEMPEST LIFE REINSURANCE LTD.

ACE TEMPEST REINSURANCE LTD.,

as Account Parties,

THE BANKS NAMED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as an Issuing Bank and as Administrative Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

$500,000,000 Secured Letter of Credit Facility

WACHOVIA CAPITAL MARKETS, LLC

BANC OF AMERICA SECURITIES LLC

as Joint Book Runners and Joint Lead Arrangers

Dated as of July 1, 2005

i

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties of the Account Parties	41

	ARTICLE V

	COVENANTS OF THE ACCOUNT PARTIES

5.01	Affirmative Covenants	45
5.02	Negative Covenants	48
5.03	Reporting Requirements	52
5.04	Financial Covenants	55

	ARTICLE VI

	EVENTS OF DEFAULT

6.01	Events of Default	56
6.02	Actions in Respect of the Letters of Credit upon Default	59

	ARTICLE VII

	THE GUARANTY

7.01	The Guaranty	60
7.02	Guaranty Unconditional	60
7.03	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	61
7.04	Waiver by the Account Parties	61
7.05	Subrogation	61
7.06	Stay of Acceleration	62
7.07	Continuing Guaranty; Assignments	62

	ARTICLE VIII

	THE AGENTS

8.01	Authorization and Action	62
8.02	Agents’ Reliance, Etc.	63
8.03	Agents and Affiliates	63
8.04	Bank Credit Decision	63
8.05	Indemnification.	64
8.06	Successor Administrative Agent	64
8.07	Collateral Matters	65

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	ARTICLE IX

	MISCELLANEOUS

9.01	Amendments, Etc.	65
9.02	Notices, Etc.	66
9.03	No Waiver; Remedies	67
9.04	Costs and Expenses	67
9.05	Right of Set-off	68
9.06	Binding Effect	68
9.07	Assignments and Participations	68
9.08	Execution in Counterparts	71
9.09	No Liability of the Issuing Banks	71
9.10	Confidentiality	72
9.11	Jurisdiction, Etc.	72
9.12	Governing Law	73
9.13	Waiver of Jury Trial	73
9.14	Disclosure of Information	73
9.15	Certain Effective Date Matters	73
9.16	No Novation	74

Schedule I	LC Commitment Amounts
Schedule II	Existing Letters of Credit
Schedule III	Methodology for Calculation of Collateral Values
Schedule 4.01(b)	Subsidiaries
Schedule 5.02(a)	Liens

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Collateral Value Report
Exhibit C-1	Form of Opinion of Maples and Calder
Exhibit C-2	Form of Opinion of Mayer, Brown, Rowe & Maw LLP
Exhibit C-3	Form of Opinion of Conyers, Dill & Pearman
Exhibit D	Form of Pledge and Security Agreement
Exhibit E	Form of Letter of Instruction

iii

AMENDED AND RESTATED REIMBURSEMENT AGREEMENT

AMENDED AND RESTATED REIMBURSEMENT AGREEMENT dated as of July 1, 2005, among ACE Limited, a Cayman Islands company (the “Parent”), ACE Bermuda Insurance Ltd., a Bermuda company (“ACE Bermuda”), ACE Tempest Life Reinsurance Ltd., a Bermuda company (“Tempest Life”), and ACE Tempest Reinsurance Ltd., a Bermuda company (“Tempest”) (ACE Bermuda, Tempest Life and Tempest, together with the Parent, the “Account Parties” and individually an “Account Party”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Banks (the “Initial Banks”), Wachovia Bank, National Association (“Wachovia”), as an Issuing Bank (as hereinafter defined), Bank of America, N.A. (“Bank of America”), as syndication agent, (the “Syndication Agent”), Barclays Bank PLC (“Barclays”), as co-documentation agent, CitiBank, N.A. (“CitiBank”), as co-documentation agent, JPMorgan Chase Bank, N.A., as co-documentation agent (“Chase” and, together with Barclays and CitiBank, the “Documentation Agents”), and Wachovia, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” and, together with the Syndication Agent and Documentation Agents, the “Agents”) for the Banks.

PRELIMINARY STATEMENTS

A. The Account Parties entered into a Reimbursement Agreement, dated as of September 22, 2004 (the “Existing Reimbursement Agreement”), among the Account Parties, the banks and other lenders named therein, Wachovia, as an Issuing Bank and as Administrative Agent, and Bank of America, as Syndication Agent, providing for a $500,000,000 secured letter of credit facility for the benefit of the Account Parties. The Account Parties have requested that the parties hereto amend and restate the Existing Reimbursement Agreement to make certain amendments.

B. The Issuing Banks and the Banks are willing to amend and restate the Existing Reimbursement Agreement on the terms and conditions set forth in this Agreement. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Reimbursement Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Reimbursement Agreement and re-evidence the obligations of the Account Parties outstanding thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Parties” has the meaning specified in the recital of parties to this Agreement.

“ACE Bermuda” has the meaning specified in the recital of parties to this Agreement.

“ACE INA” means ACE INA Holdings Inc., a Delaware corporation.

“Additional Bank” has the meaning specified in Section 2.16(a).

“Adjusted Consolidated Debt” means, at any time, an amount equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) to the extent exceeding an amount equal to 15% of Total Capitalization, the then issued and outstanding amount of Preferred Securities (other than any Mandatorily Convertible Preferred Securities).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Wachovia Bank, National Association, Charlotte Plaza Building, 201 South College Street, 8th Floor NC0680, Charlotte, North Carolina 28288, Account No. 5000000027444, Re: ACE Ltd., Attn: Syndication Agency Services, or such other account as the Administrative Agent shall specify in writing to the Banks.

“Administrative Questionnaire” means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and returned to the Administrative Agent duly completed by such Bank.

“Advance” means a Letter of Credit Advance.

“Affected Bank” means any Bank that (i) has made, or notified any Account Party that an event or circumstance has occurred which may give rise to, a demand for compensation under Section 2.06(a) or (b) or Section 2.08 (but only so long as the event or circumstance giving rise to such demand or notice is continuing) or (ii) is a Downgraded Bank.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Currency” has the meaning specified in Section 2.15(g).

“Applicable Account Party” with respect to any outstanding or proposed Letter of Credit means the Account Party for the account of which such Letter of Credit was or is proposed to be issued.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office.

“Approved Investment” means any Investment that was made by the Parent or any of its Subsidiaries pursuant to investment guidelines set forth by the board of directors of the Parent which are consistent with past practices.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit A hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time or at any future time (assuming compliance at such time or such future time with all conditions to drawing) (including without limitation amounts which have been the subject of drawings by the applicable beneficiary but which have not yet been paid by an Issuing Bank).

“Bank of America” has the meaning specified in the recital of parties to this Agreement.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Banks” means the Initial Banks and each Person that shall become a Bank hereunder pursuant to Section 2.16(a) or Section 9.07(a), (b) and (c) for so long as such Initial Bank or Person, as the case may be, shall be a party to this Agreement.

“Barclays” has the meaning specified in the recital of parties to this Agreement.

“Base Amount” has the meaning set forth in Section 5.04(b).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by Wachovia in Charlotte, North Carolina from time to time, as Wachovia’s prime rate (which may not be its best lending rate) or, if higher on the day in question, ½ of 1% above the Federal Funds Rate.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Charlotte, North Carolina, New York, New York, London, England or Bermuda.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Parent or (b) a majority of the board of directors of the Parent shall not be Continuing Members.

“CitiBank” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Collateral Value” means, for any Business Day as of which it is being calculated, (a) for each category of Collateral set forth on Schedule III, an amount equal to the “Eligible Percentage” of the market value (or, as to cash, the dollar amount) thereof set forth opposite such category of Collateral on Schedule III, and (b) for the Collateral, in the aggregate, the sum of such amounts, in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than two (2) Business Days prior to the Business Day as of which the Collateral Value is being calculated; provided that the calculation of the Collateral Value shall be further subject to the terms and conditions set forth on Schedule III; and provided further that no Collateral (including, without limitation, cash) shall be included in the calculation of the Collateral Value unless the Administrative Agent has a first priority perfected Lien on and security interest in such Collateral pursuant to the Security Documents.

“Collateral Value Report” has the meaning specified in Section 2.17(b).

“Committed Facility” means, at any time, the aggregate amount of the Banks’ LC Commitment Amounts at such time.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Bank, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by any Agent or any Bank of its obligations hereunder or that is or becomes available to such Agent or such Bank from a source other than the Loan Parties that is not, to the best of such Agent’s or such Bank’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Consolidated Subsidiaries, determined on a Consolidated basis for such period.

“Consolidated Net Worth” means at any date the Consolidated stockholders’ equity of the Parent and its Consolidated Subsidiaries determined as of such date, provided that such determination for purposes of Section 5.04 shall be made without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that Contingent Obligations shall not include any obligations of any such Person arising under insurance contracts entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Member” means a member of the Board of Directors of the Parent who either (i) was a member of the Parent’s Board of Directors on the date of execution and delivery of this Agreement by the Parent and has been such continuously thereafter or (ii) became a member of such Board of Directors after such date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent’s Board of Directors.

“Custodial Account” means each custodial, brokerage or similar account of any Account Party maintained by a custodian, broker or other securities intermediary as a “securities account” within the meaning of Section 8-501(a) of the Uniform Commercial Code for such Account Party as the “entitlement holder” within the meaning of Section 8-102(7) of the Uniform Commercial Code pursuant to a Custodial Agreement, on which (and on the contents of which) a Lien has been granted as security for the Obligations.

“Custodial Agreement” means each custodial or similar agreement between the Account Parties (or any of them) and a Custodian, pursuant to which one or more Custodial Accounts are maintained, in each case as amended.

“Custodian” means (i) State Street (in its capacity as custodian of the State Street Custodial Accounts) and (ii) each other bank or financial institution that maintains a Custodial Account (in its capacity as custodian thereof), in each case including any sub-custodian.

“Debenture” means debt securities issued by ACE INA or the Parent to a Special Purpose Trust in exchange for proceeds of Preferred Securities and common securities of such Special Purpose Trust.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases (excluding imputed interest), (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (except for obligations to pay for Equity Interests within customary settlement periods) in such Person or any other Person or any warrants, rights or options to acquire such capital stock (excluding payments under a contract for the forward sale of ordinary shares of such Person issued in a public offering), valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person in respect of Debt (of the types described above) of any other Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that the amount of Debt of such Person under clause (i) above shall, if such Person has not assumed or otherwise become liable for any such Debt, be limited to the lesser of the principal amount of such Debt or the fair market value of all property of such Person securing such Debt; provided further that “Debt” shall not include obligations in respect of insurance or reinsurance contracts entered into in the ordinary course of business or any obligations of such Person (1) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (2) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities; provided further that, solely for purposes of Section 5.04 and the definitions of “Adjusted Consolidated Debt” and “Total Capitalization”, “Debt” shall not include (x) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities or (y) obligations of the Parent or

ACE INA under any Debentures or under any subordinated guaranty of any Preferred Securities or obligations of a Special Purpose Trust under any Preferred Securities.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Amount” means, with respect to any Bank at any time, any amount required to be paid by such Bank to any Agent or any other Bank hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Bank to (a) an Issuing Bank pursuant to Section 2.02(f) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank and (b) any Agent or any Issuing Bank pursuant to Section 8.05 to reimburse such Agent or such Issuing Bank for such Bank’s ratable share of any amount required to be paid by the Banks to such Agent or such Issuing Bank as provided therein.

“Defaulting Bank” means, at any time, any Bank that, at such time, (a) owes a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(g).

“Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Dollar Equivalent” has the meaning specified in Section 2.15(h).

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Bank, as the case may be, or such other office of such Bank as such Bank may from time to time specify to any Account Party and the Administrative Agent.

“Downgrade Account” has the meaning specified in Section 2.14(a).

“Downgrade Event” means, with respect to any Bank, a reduction of the credit rating for the senior unsecured unsupported long-term debt of such Bank (or, if no such rating exists, then a reduction of the long-term issuer credit rating of such Bank) by S&P or Moody’s.

“Downgrade Notice” has the meaning specified in Section 2.14(a).

“Downgraded Bank” means any Bank which has a credit rating of less than A- (in the case of S&P) or A3 (in the case of Moody’s) for its senior unsecured unsupported long-term debt or which does not have any credit rating on such debt from one of S&P or Moody’s; provided, that if at any time such Bank has no such senior unsecured unsupported long-term debt rating from either rating service but does have a long-term issuer credit rating from either or both services, then such Bank shall not be considered a Downgraded Bank so long as such long-term issuer credit rating remains at or above A- (in the case of S&P) or A3 (in the case of Moody’s).

“Effective Date” means the first date on which the conditions set forth in Article III shall have been satisfied.

“Eligible Assignee” means (i) a Bank, (ii) an Affiliate of a Bank, or (iii) a commercial bank, a savings bank or other financial institution that is approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, the Parent (such approvals not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Letters of Credit” means, collectively, the letters of credit outstanding on the Effective Date issued by Wachovia pursuant to the Existing Reimbursement Agreement, which letters of credit are listed on Schedule II hereto.

“Existing Reimbursement Agreement” has the meaning specified in the Preliminary Statement hereof.

“Existing Unsecured Reimbursement Agreement” means the Reimbursement Agreement, dated as of September 22, 2004, among the Account Parties, the banks and other lenders named therein, Wachovia, as an Issuing Bank and as Administrative Agent, and Bank of America, as Syndication Agent, as amended, providing for a $850,000,000 unsecured letter of credit facility for the benefit of the Account Parties.

“Expiration Date” shall mean July 1, 2010.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated June 1, 2005 among the Parent, Wachovia and Wachovia Capital Markets, LLC, as amended.

“Fiscal Year” means the fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(m)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(m)(ii).

“GAAP” has the meaning specified in Section 1.03.

“Guaranty” means the undertaking by each of the Account Parties under Article VII.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Banks” has the meaning specified in the recital of parties to this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person; provided, however, that any purchase by any Loan Party or any Subsidiary of any catastrophe-linked instruments which are (x) issued for the purpose of transferring traditional reinsurance risk to the capital markets and (y) purchased by such Loan Party or Subsidiary in accordance with its customary reinsurance underwriting procedures, or the entry by any Loan Party or any Subsidiary into swap instruments relating to such instruments in accordance with such procedures, shall be deemed to be the entry by such Person into a reinsurance contract and shall not be deemed to be an Investment by such Person.

“Issuing Banks” means Wachovia, CitiBank, Barclays and any other Bank that has been appointed by the Parent, has accepted such appointment and has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld).

“Joint Lead Arrangers” means Wachovia Capital Markets, LLC and Banc of America Securities, LLC, collectively.

“JPMorgan Credit Agreement” has the meaning specified in Section 5.02(a)(xvii).

“Judgment Currency” has the meaning specified in Section 2.15(g).

“LC Commitment Amount” means, with respect to any Bank at any time, the amount set forth opposite such Bank’s name on Schedule I hereto under the caption “LC Commitment Amount” or, if such Bank has entered into one or more Assignment and Acceptances, or has become a Bank, or has increased its LC Commitment pursuant to Section 2.16, the amount set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Bank’s “LC Commitment Amount”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

“LC Participation Obligations” has the meaning specified in Section 2.14(a).

“L/C Related Documents” has the meaning specified in Section 2.03(a)(ii).

“Letter of Credit Advance” has the meaning specified in Section 2.02(g).

“Letter of Credit Agreement” has the meaning specified in Section 2.02(a).

“Letter of Credit Exposure” at any time means the sum at such time of (a) the aggregate outstanding amount of Letter of Credit Advances, (b) the aggregate Available Amounts of all outstanding Letters of Credit (including, without limitation, all outstanding Existing Letters of

Credit) and (c) the aggregate Available Amounts of all Letters of Credit which have been requested by an Account Party to be issued hereunder but have not yet been so issued.

“Letter of Credit Outstandings” at any time means the sum at such time of (a) the aggregate outstanding amount of Letter of Credit Advances and (b) the aggregate Available Amounts of all outstanding Letters of Credit, in each case after giving effect to any issuance or renewal of a Letter of Credit occurring on the date of determination and any other changes in the aggregate amounts under clauses (a) and (b) above as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reductions in the maximum amount available for drawings under any Letter of Credit taking effect on such date.

“Letter of Credit Participating Interest” has the meaning specified in Section 2.02(e).

“Letter of Credit Participating Interest Commitment” has the meaning specified in Section 2.02(e).

“Letter of Credit Participating Interest Percentage” means, for any Bank, a fraction, expressed as a percentage, the numerator of which is such Bank’s LC Commitment Amount and the denominator of which is the aggregate LC Commitment Amounts of all the Banks.

“Letter of Instruction” means a letter in substantially the form of Exhibit E.

“Letters of Credit” has the meaning specified in Section 2.01.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Fee Letter, (iii) each Letter of Credit Agreement, (iv) each Security Document and (v) each Letter of Instruction, in each case as amended from time to time.

“Loan Parties” means the Account Parties.

“Mandatorily Convertible Preferred Securities” means units comprised of (i) Preferred Securities or preferred shares of Parent and (ii) a contract for the sale of ordinary shares of the Parent.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent, any Issuing Bank or any Bank under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Financial Obligation” means a principal amount of Debt and/or payment obligations in respect of any Hedge Agreement of the Parent and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate $50,000,000.

“Material Subsidiary” means (i) any Subsidiary of the Parent that has more than $10,000,000 in assets or that had more than $10,000,000 of revenue during the most recent period of four fiscal quarters for which financial statements are available, and (ii) any Subsidiary that is the direct or indirect parent company of any Subsidiary that qualified as a “Material Subsidiary” under clause (i) above.

“Minimum Amount” has the meaning set forth in Section 5.04(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Proceeds” means, with respect to any issuance of Equity Interests by any Person, the amount of cash received by such Person in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction: (a) reasonable brokerage commissions, attorneys’ fees, finder’s fees, financial advisory fees, accounting fees, underwriting fees, investment banking fees, and other similar commissions, and fees and expenses and disbursements of any of the foregoing, in each case to the extent paid or payable by such Person; (b) printing and related expenses of filing and recording or registration fees or charges or similar fees or charges paid by such Person; and (c) taxes paid or payable by such Person to any governmental authority or regulatory body as a result of such transaction.

“Non-Dollar Letters of Credit” has the meaning specified in Section 2.15(a).

“Obligations” means all obligations of every nature of the Account Parties from time to time owing, due or payable to any Agent or to any Bank under this Agreement or any of the other Loan Documents, whether for principal, reimbursement for payments made under Letters of Credit (including, without limitation, Existing Letters of Credit), interest (including, to the greatest extent permitted by law, post-petition interest), fees, expenses, indemnities or any other obligations, and whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, or due or to become due (including obligations of performance).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning specified in Section 2.08(b).

“Overnight Rate” has the meaning specified in Section 2.15(h).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which any Loan Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Collateral Liens” has the meaning specified in Section 5.02(a).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or which are being contested in good faith by appropriate proceedings: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledge and Security Agreement” means the Pledge and Security Agreement made by the Account Parties party thereto in favor of the Administrative Agent, in substantially the form of Exhibit D, as amended.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Preferred Securities” means (i) preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the Debentures, or (ii) other instruments that may be treated in whole or in part as equity for rating agency purposes while being treated as debt for tax purposes.

“Pro Rata” means from and to the Banks in accordance with their respective Letter of Credit Participating Interest Percentages.

“Pro Rata Share” means, for any Bank, its share determined Pro Rata, in accordance with the definition of the term “Pro Rata.”

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means, at any time, Banks owed or holding at least a majority in interest of the sum of (a) aggregate principal amount of the Letter of Credit Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Banks having LC Commitment Amounts constituting at least a majority in interest of the aggregate of the LC Commitment Amounts; provided, however, that if any Bank shall be a Defaulting Bank at such time, there shall be excluded from the determination of Required Banks at such time (A) the aggregate principal amount of the interest of such Bank in Letter of Credit Advances and outstanding at such time, (B) such Bank’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused LC Commitment Amount of such Bank at such time.

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or General Counsel of the Parent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published by OFAC from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published by

OFAC from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, or (B) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Securitization Transaction” means any sale, assignment or other transfer by Parent or any Subsidiary of any accounts receivable, premium finance loan receivables, lease receivables or other payment obligations owing to Parent or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Security Documents” means, collectively, (i) the Pledge and Security Agreement and all other security agreements, pledge agreements, charges and mortgages at any time delivered to the Administrative Agent to create or evidence the Liens securing the Obligations, and (ii) the State Street Control Agreements and all other control agreements and similar agreements pursuant to which a Lien on a Custodial Account (and on the contents thereof) securing the Obligations is perfected in favor of the Administrative Agent, in each case under (i) and (ii), as amended.

“Significant Subsidiary” means a Subsidiary of Parent that is a “significant subsidiary” of the Parent under Regulation S-X promulgated by the Securities and Exchange Commission.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Trust” means a special purpose business trust established by the Parent or ACE INA of which the Parent or ACE INA will hold all the common securities, which will be the issuer of the Preferred Securities, and which will loan to the Parent or ACE INA (such loan being evidenced by the Debentures) the net proceeds of the issuance and sale of the Preferred Securities and common securities of such Special Purpose Trust.

“State Street” means State Street Bank and Trust Company.

“State Street Control Agreements” means, collectively, the control agreements among State Street, the Administrative Agent and (respectively) each of the Account Parties, each in form and substance reasonably satisfactory to the Administrative Agent, as amended.

“State Street Custodial Accounts” means, collectively, the Custodial Accounts of each of the Account Parties pledged pursuant to the Pledge and Security Agreement and in which the Administrative Agent’s Lien is perfected pursuant to the State Street Control Agreements.

“State Street Custodial Agreements” means, collectively, the Custodial Agreements by and between State Street and (respectively) each of the Account Parties, in each case as amended.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Account Parties (other than the Parent).

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.08(a).

“Tempest” has the meaning specified in the recital of parties to this Agreement.

“Tempest Life” has the meaning specified in the recital of parties to this Agreement.

“Total Capitalization” means, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) Consolidated stockholders equity of the Parent and its Subsidiaries plus (without duplication) (iii) the then issued and outstanding amount of Preferred Securities (including Mandatorily Convertible Preferred Securities) and (without duplication) Debentures.

“Uniform Commercial Code” has the meaning specified in the Pledge and Security Agreement.

“Unsecured Letter of Credit Facility” means the $1,000,000,000 unsecured letter of credit facility for the benefit of the Account Parties evidenced by the Reimbursement Agreement, dated as of even date herewith, among the Account Parties, the banks and other lenders named therein, Bank of America, as Syndication Agent, Barclays and CitiBank, as Issuing Banks, and Wachovia, as an Issuing Bank and as Administrative Agent (as amended or otherwise modified from time to time).

“Unused LC Commitment Amount” means, with respect to any Bank at any time, (a) such Bank’s LC Commitment Amount at such time minus (b) such Bank’s Pro Rata Share of (i) the aggregate Available Amount of all Letters of Credit hereunder (including, without limitation, all Existing Letters of Credit) and (ii) the aggregate principal amount of all Letter of

Credit Advances made by the Issuing Banks pursuant to Section 2.02(g) and outstanding at such time (whether held by the Issuing Banks or the Banks).

“U.S. Government Securities” means securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America.

“U.S. Person” means any Person (i) organized under the laws of the United States or any jurisdiction within the United States (including foreign branches thereof) or (ii) located in the United States.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” has the meaning specified in the recital of parties to this Agreement.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”), applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Subsidiaries delivered to the Banks; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Banks wish to amend Article V for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, the Parent shall provide a statement of reconciliation conforming such financial information to such generally accepted accounting principles as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Banks.

ARTICLE II

AMOUNTS AND TERMS OF

THE LETTERS OF CREDIT

2.01 The Letters of Credit. Each Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue standby letters of credit (the “Letters of Credit”) for the account of any Account Party on any Business Day from time to time during the period from the Effective Date to the Expiration Date. From and after the Effective Date, the Existing Letters of Credit shall be Letters of Credit hereunder. No Issuing Bank shall have any obligation to issue, and no Account Party will request the issuance of, any Letter of Credit hereunder if (a) the aggregate Available Amounts of all Letters of Credit issued by such Issuing Bank would exceed, after giving effect to such issuance, the maximum amount set forth in a letter agreement between such Issuing Bank and the Parent, on behalf of the Account Parties, or (b) the aggregate Available Amounts of all Letters of Credit would exceed, after giving effect to such issuance, the aggregate Collateral Value, or (c) any Bank’s Pro Rata Share of the Available Amount of such Letter of Credit exceeds, immediately before the time of such issuance, an amount equal to such Bank’s Pro Rata Share of the total Unused LC Commitment Amounts of the Banks at such time (as such amount shall be advised by the Administrative Agent to the respective Issuing Bank as contemplated by Section 2.02). Unless all the Banks consent otherwise in writing, no Issuing Bank shall have any obligation to issue, and no Account Party shall request the issuance of, any Letter of Credit hereunder if the Available Amount of such Letter of Credit exceeds, immediately before the time of such issuance, an amount equal to the total Unused LC Commitment Amounts of the Banks at such time (as such amount shall be advised by the Administrative Agent to the respective Issuing Bank as contemplated by Section 2.02). No Issuing Bank shall have any obligation to issue, and no Account Party shall request the issuance of, any Letter of Credit except within the following limitations: (i) subject to the provisions of Section 2.15, each Letter of Credit shall be denominated in U.S. dollars, (ii) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and (iii) no Letter of Credit shall have an expiration date (including all rights of the Applicable Account Party or the beneficiary to require renewal) later than one year after the date of issuance thereof, but a Letter of Credit may by its terms be automatically renewable annually unless the respective Issuing Bank notifies the beneficiary thereof of its election not to renew such Letter of Credit (which such Issuing Bank agrees to do on and subject to the terms of Section 2.02(d)). No Issuing Bank shall have any obligation to issue any Letter of Credit which is unsatisfactory in form, substance or beneficiary to such Issuing Bank in the exercise of its reasonable judgment consistent with its customary practice. No Issuing Bank shall have any obligation to issue a Letter of Credit in favor of a beneficiary that is a Sanctioned Person or that is organized under the laws of a Sanctioned Country. Letters of Credit may be issued for the account of any Subsidiary of the Parent that is not an Account Party hereunder, provided that the Parent shall be a joint applicant and account party with respect to any such Letter of Credit.

2.02 Issuance and Renewals and Drawings, Participations and Reimbursement with Respect to Letters of Credit.

(a) Request for Issuance. An Account Party may from time to time request, upon at least three Business Days’ notice (given not later than 11:00 A.M. Charlotte, North Carolina time on the last day permitted therefor), an Issuing Bank issue or renew (other than any automatic renewal thereof) a Letter of Credit by:

(i) delivering to such Issuing Bank, with a copy to the Administrative Agent, either (x) a written request to such effect or (y) a request made in electronic form through such Issuing Bank’s remote access system and in accordance with the terms and conditions (including any written agreements between such Issuing Bank and any Account Party) applicable thereto, in each case specifying the date on which such Letter of Credit is to be issued (which shall be a Business Day), the expiration date thereof, the Available Amount thereof, the name and address of the beneficiary thereof and the form thereof, and in each case with a copy of such request (or, in the case of clause (y) above, a written or electronic summary thereof) to the Administrative Agent; and

(ii) in the case of the issuance of a Letter of Credit, delivering to such Issuing Bank, with a copy to the Administrative Agent, a completed agreement and application with respect to such Letter of Credit as such Issuing Bank may specify for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”), together with such other certificates, documents and other papers or information as are specified in such Letter of Credit Agreement or as may be required pursuant to such Issuing Bank’s customary practices for the issuance of letters of credit (including requirements relating to requests made through such Issuing Bank’s remote access system).

In addition, the applicable Account Party shall deliver to the Administrative Agent a Collateral Value Report not later than 11:00 A.M. Charlotte, North Carolina time on the Business Day immediately preceding the date on which such Letter of Credit is to be issued.

If the limitations set forth in Sections 2.01(b) and 2.01(c) are satisfied and if the Required Banks have not given notice to the Administrative Agent to cease issuing or renewing Letters of Credit as contemplated by this Agreement, the Administrative Agent shall promptly notify the respective Issuing Bank (in writing or by telephone immediately confirmed in writing) that such Issuing Bank is authorized to issue or renew, as the case may be, such Letter of Credit. An Issuing Bank shall not issue or renew, as the case may be, any Letter of Credit (other than by the automatic renewal thereof) unless it shall have received notice from the Administrative Agent that it is authorized to do so as described in the preceding sentence. If such Issuing Bank issues or renews a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Applicable Account Party shall otherwise direct, and shall promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent. Each Issuing Bank may issue Letters of Credit through any of its branches or Affiliates (whether domestic or foreign) that issue letters of credit, and each Account Party authorizes and directs each Issuing Bank to select the branch or Affiliate that will issue or process any Letter of Credit.

(b) Request for Extension or Increase. An Account Party may from time to time request an Issuing Bank extend the expiration date of an outstanding Letter of Credit issued for its account or increase (or, with the consent of the beneficiary, decrease) the Available Amount of or the amount available to be drawn on such Letter of Credit by delivering to such Issuing Bank, with a copy to the Administrative Agent, either (i) a written request to such effect or (ii) a request made in electronic form through such Issuing Bank’s remote access system. Such extension or increase shall for all purposes hereunder (including for purposes of Section 2.02(a)) be treated as though such Account Party had requested issuance of a replacement Letter of Credit (except only that such Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

(c) Automatic Renewals. If any Letter of Credit shall provide for the automatic renewal of the expiry date thereof unless the respective Issuing Bank gives notice that such expiry date shall not be renewed, then the respective Issuing Bank shall allow such Letter of Credit to be renewed unless it shall have received, at least five days prior to the date on which such notice of nonrenewal must be delivered under such Letter of Credit (or such shorter period acceptable to the respective Issuing Bank) (i) notice from the Administrative Agent that such Issuing Bank is not authorized to renew such Letter of Credit (or Letters of Credit generally), or (ii) notice from any Account Party that it does not want the Issuing Bank to renew such Letter of Credit. An Issuing Bank shall not allow any Letter of Credit to be automatically renewed if it has received notice from the Administrative Agent, as described in the preceding sentence, that it is not authorized to do so anytime prior to the date five days prior to the date on which the notice of nonrenewal must be delivered under such Letter of Credit.

(d) Limitations on Issuance, Extension, Renewal and Amendment. As between each Issuing Bank, on the one hand, and the Agents and the Banks, on the other hand, each Issuing Bank shall be justified and fully protected (i) in issuing or renewing a proposed Letter of Credit (other than by the automatic renewal thereof) if such Issuing Bank has received notice from the Administrative Agent that such Issuing Bank is authorized to issue or renew such Letter of Credit, and (ii) in allowing a Letter of Credit to be automatically renewed if such Issuing Bank has not received notice from the Administrative Agent as provided in Section 2.02(c) hereof that it is not authorized to do so at any time prior to the date five days prior to the date on which the notice of nonrenewal must be delivered under such Letter of Credit, in either case, notwithstanding any subsequent notices to such Issuing Bank, any knowledge of a Default, any knowledge of failure of any condition specified in Article III hereof to be satisfied, any other knowledge of such Issuing Bank, or any other event, condition or circumstance whatsoever. Each Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Agreements, or waive compliance with any condition of issuance, renewal or payment, without the consent of, and without liability to, any Agent or any Bank, provided that any such amendment, modification or supplement that extends the expiration date or increases the Available Amount of or the amount available to be drawn on an outstanding Letter of Credit shall be subject to Section 2.01. With respect to each Letter of Credit that remains outstanding at any time after the Expiration Date and that provides by its terms for automatic renewal, the respective Issuing Bank shall notify the beneficiary thereof, in accordance with the terms specified for such notice in such Letter of Credit, of such Issuing Bank’s election not to renew such Letter of Credit.

(e) Letter of Credit Participating Interests. Concurrently with the issuance of each Letter of Credit (and upon the Effective Date, with respect to each Existing Letter of Credit, and without any further action by any party to this Agreement), the respective Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Bank, and each other Bank automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from such Issuing Bank, without recourse to, or representation or warranty by, such Issuing Bank, an undivided interest, in a proportion equal to such Bank’s Pro Rata Share, in all of such Issuing Bank’s rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Agreement, all reimbursement obligations with respect to such Letter of Credit, and all Collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Bank being referred to herein as a “Letter of Credit Participating Interest”, it being understood that the Letter of Credit Participating Interest of such Issuing Bank is the interest not otherwise attributable to the Letter of Credit Participating Interests of the other Banks). Each Bank irrevocably and unconditionally agrees to the immediately preceding sentence, such agreement being herein referred to as such Bank’s “Letter of Credit Participating Interest Commitment”. Amounts, other than Letter of Credit Advances made by a Bank other than the Issuing Banks and other than Letter of Credit commissions under Section 2.05(c)(i), payable from time to time under or in connection with a Letter of Credit or Letter of Credit Agreement shall be for the sole account of the Issuing Banks. On the date that any assignee becomes a party to this Agreement in accordance with Section 9.07 hereof, Letter of Credit Participating Interests in all outstanding Letters of Credit held by the Bank from which such assignee acquired its interest hereunder shall be proportionately reallocated between such assignee and such assignor Bank (and, to the extent such assignor Bank is an Issuing Bank, the assignee Bank shall be deemed to have acquired a Letter of Credit Participating Interest from such Issuing Bank to such extent). Notwithstanding any other provision hereof, each Bank hereby agrees that its obligation to participate in each Letter of Credit, its obligation to make the payments specified in Section 2.02(f), and the right of each Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

(f) Payment by Banks on Account of Unreimbursed Draws. If an Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor in accordance with Section 2.03(a), such Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent’s close of business on the date such notice is given (if notice is given by 2:00 P.M. Charlotte, North Carolina time) or 10:00 A.M. Charlotte, North Carolina time the following day (if notice is given after 2:00 P.M. Charlotte, North Carolina time or in the case of any Bank whose Applicable Lending Office is located in Europe), each Bank will pay to the Administrative Agent, for the account of such Issuing Bank, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the unreimbursed portion of such payment by such Issuing Bank. Amounts received by the Administrative Agent for the account of such Issuing Bank shall be forthwith transferred, in immediately available funds, to such Issuing

Bank. If and to the extent that any Bank fails to make such payment to the Administrative Agent for the account of such Issuing Bank on such date, such Bank shall pay such amount on demand, together with interest, for such Issuing Bank’s own account, for each day from and including the date such payment is due from such Bank to such Issuing Bank to but not including the date of repayment to such Issuing Bank (before and after judgment) at a rate per annum for each day (i) from and including the date such payment is due from such Bank to such Issuing Bank to and including the second Business Day thereafter equal to the Federal Funds Rate and (ii) thereafter equal to the Base Rate. For avoidance of doubt, it is understood and agreed by the Banks that Letters of Credit issued prior to the Expiration Date may, by their terms, remain outstanding after the Expiration Date and that the obligations of the Banks to make payments under this Section 2.02(f) shall continue from and after the Expiration Date until the expiration or termination of all Letters of Credit, subject to and in accordance with the terms hereof.

(g) Letter of Credit Advances. The term “Letter of Credit Advance” is used in this Agreement in accordance with the meanings set forth in this Section 2.02(g). The making of any payment by an Issuing Bank under a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance by such Issuing Bank in the amount of such payment. The making of any payment by a Bank for the account of an Issuing Bank under Section 2.02(f) on account of an unreimbursed drawing on a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance to the Applicable Account Party by such Bank. The making of such a Letter of Credit Advance by a Bank with respect to an unreimbursed drawing on a Letter of Credit shall reduce, by a like amount, the outstanding Letter of Credit Advance of the Issuing Bank with respect to such unreimbursed drawing.

(h) Letter of Credit Reports. Each Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance or renewal of a Letter of Credit (including the Available Amount and expiration date thereof), amendment to a Letter of Credit, cancellation of a Letter of Credit and payment on a Letter of Credit. The Administrative Agent will furnish (A) to each Bank prior to the fifteenth Business Day of each calendar quarter a written report summarizing issuance, renewal and expiration dates of Letters of Credit issued or renewed during the preceding calendar quarter and payments and reductions in Available Amount during such calendar quarter on all Letters of Credit and (B) to each Bank prior to the fifteenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

2.03 Repayment of Advances.

(a) Account Parties’ Reimbursement Obligation.

(i) Each Account Party hereby agrees to reimburse each Issuing Bank (by making payment to the Administrative Agent for the account of each Issuing Bank in accordance with Section 2.07) in the amount of each payment made by each Issuing Bank under any Letter of Credit issued for such Account Party’s account, such reimbursement to be made on the date such payment under such Letter of Credit is made by the Issuing Bank (but not earlier than one Business Day after notice of the drawing giving rise to such payment under such Letter of Credit is given to such Account Party). Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by such Account Party is not timely made as provided in the first sentence of this clause (i), (x) such Account Party hereby agrees to pay to the Administrative Agent, for the respective accounts of each Issuing Bank and the Banks which have funded their respective shares of such amount remaining unpaid by such Account Party, on demand, interest at a rate per annum equal to the Base Rate plus 2%, for each day from and including the date on which the Applicable Account Party is to reimburse such Issuing Bank to, but excluding, the date such obligation is paid in full, and (y) each Account Party shall be deemed to have delivered an irrevocable and continuing Letter of Instruction to the Administrative Agent (which each Account Party hereby irrevocably authorizes the Administrative Agent to date the date that such payment to the Administrative Agent is due and payable and to deliver to the Persons identified therein) instructing the Administrative Agent to obtain, receive and apply at or after such time such part of the Collateral or the proceeds thereof as is equivalent to such reimbursement obligation and any interest thereon that may accrue prior to such application.

(ii) The obligation of each Account Party to reimburse each Issuing Bank for any payment made by each Issuing Bank under any Letter of Credit, and the obligation of each Bank under Section 2.02(f) with respect thereto, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable Letter of Credit Agreement and any other applicable agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Account Party or any other Person in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that any Account Party or any other Person may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the obligations of any Account Party or any other Person in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Account Party or a guarantor.

(b) Rescission. If any amount received by an Issuing Bank on account of any Letter of Credit Advance shall be avoided, rescinded or otherwise returned or paid over by such Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or such Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank will (except to the extent a corresponding amount received by such Bank on account of its Letter of Credit Advance relating to the same payment on a Letter of Credit has been avoided, rescinded or otherwise returned or paid over by such Bank), promptly upon notice from the Administrative Agent or such Issuing Bank, pay over to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

2.04 Termination or Reduction of the LC Commitment Amounts. The Parent may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the LC Commitment Amounts; provided, however, that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Banks in accordance with their LC Commitment Amounts.

2.05 Fees.

(a) Commitment Fee. The Account Parties jointly and severally agree to pay to the Administrative Agent for the account of the Banks a commitment fee, from the Effective Date in the case of each Initial Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank until the Expiration Date, payable in arrears quarterly on the last Business Day of each March, June, September and December commencing September 30, 2005 and on the Expiration Date, at a rate equal to 0.08% per annum on the average daily Unused LC Commitment Amount of each Bank during such quarter (or shorter period); provided, however, that no commitment fee shall accrue on the LC Commitment Amount of a Defaulting Bank so long as such Bank shall be a Defaulting Bank.

(b) Administrative Agent’s Fees. The Account Parties jointly and severally agree to pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Parent and the Administrative Agent.

(c) Letter of Credit Fees, Etc.

(i) The Account Parties jointly and severally agree to pay to the Administrative Agent for the account of each Bank a commission, payable in arrears quarterly on the last Business Day of each March, June, September and December commencing September 30, 2005, and on the Expiration Date, on such Bank’s Pro Rata Share of the average daily aggregate Available Amount during such quarter (or shorter period) of all Letters of Credit outstanding from time to time at a rate equal to 0.275% per annum.

(ii) The Account Parties jointly and severally agree to pay (x) to Wachovia, in its capacity as an Issuing Bank and for its own account, the facing fee referred to the Fee Letter, on the terms set forth therein, and (y) each Issuing Bank’s customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, relating to letters of credit as are from time to time in effect. With respect to each Existing Letters of Credit, the respective Issuing Bank shall be entitled to receive the fees and other amounts provided for under this Section 2.05(c)(ii) (to the extent not previously paid to such Issuing Bank pursuant to the Existing Reimbursement Agreement) as if the Existing Letters of Credit were issued hereunder on the Effective Date.

2.06 Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or the making of Letter of Credit Advances (excluding, for purposes of this Section 2.06, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Applicable Lending Office or any political subdivision thereof), then the Account Parties jointly and severally agree to pay, from time to time, within five days after demand by such Bank (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Account Parties by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank as a result of or based upon the existence of such Bank’s commitment to lend hereunder and other commitments of such type, then, within five days after demand by such Bank or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Account Parties jointly and severally agree to pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Account Parties by such Bank shall be conclusive and binding for all purposes, absent manifest error.

(c) Each Bank shall promptly notify the Account Parties and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid any obligation by the Account Parties to pay any amount pursuant to Section 2.06(a) or 2.06(b) above or pursuant to Section 2.08 (and, if any Bank has given notice of any such event and thereafter such event ceases to exist, such Bank shall promptly so notify the Account Parties and the Administrative Agent). Without limiting the foregoing, each Bank will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Account Parties of) any event described in the preceding sentence and such designation will not, in such Bank’s good faith judgment, be otherwise disadvantageous to such Bank.

(d) Notwithstanding the provisions of Section 2.06(a), 2.06(b) or 2.08 (and without limiting Section 2.06(c) above), if any Bank fails to notify the Account Parties of any event or circumstance that will entitle such Bank to compensation pursuant to Section 2.06(a), 2.06(b) or 2.08 within 120 days after such Bank obtains actual knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from the Account Parties for any amount arising prior to the date which is 120 days before the date on which such Bank notifies the Account Parties of such event or circumstance. For avoidance of doubt, it is noted that the term “Bank” as used in this Section 2.06 and in other Sections of this Agreement includes the Issuing Banks in its capacity as such.

2.07 Payments and Computations.

(a) The Account Parties shall make each payment hereunder irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.11), not later than

11:00 A.M. (Charlotte, North Carolina time) on the day when due, in U.S. dollars, to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Account Party is in respect of principal, interest, commitment fees or any other amount then payable hereunder to more than one Bank, to such Banks for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective amount then payable to such Banks and (ii) if such payment by such Account Party is in respect of any amount then payable hereunder to one Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Account Party hereby authorizes each Bank, if an Event of Default under Section 6.01(a) has occurred and is continuing, to charge from time to time against any or all of such Account Party’s accounts with such Bank any amount that resulted in such Event of Default.

(c) All computations of interest on Letter of Credit Advances (and any other amount payable by reference to the Base Rate) when the Base Rate is determined by reference to Wachovia’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 days or, if applicable, 366 days; all other computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

2.08 Taxes.

(a) Any and all payments by any Loan Party hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being herein referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or to any Bank or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document (herein referred to as “Other Taxes”).

(c) Each Loan Party shall indemnify each Bank and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by such Bank or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within 30 days from the date such Bank or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this Section 2.08(d) or Section 2.08(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

(e) Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Bank or each Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter as requested in writing by the Parent (but only so long thereafter as such Bank remains lawfully able to do so), provide each of the Administrative Agent and the Parent with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Bank that has certified in writing to the Administrative Agent that it is not a “bank” as defined in Section

881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Bank delivers a form W-8, a certificate representing that such Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or, in the case of a Bank providing a form W-8, certifying that such Bank is a foreign corporation, partnership, estate or trust. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under Section 2.08(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date. If any form or document referred to in this Section 2.08(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8ECI or W-8 (and the related certificate described above), that the Bank reasonably considers to be confidential, the Bank shall give notice thereof to the Parent and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Bank which may lawfully do so has failed to provide the Parent with the appropriate form described in Section 2.08(e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 2.08(e) above), such Bank shall not be entitled to indemnification under Sections 2.08(a) or 2.08(c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Parent shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g) Each Bank represents and warrants to the Account Parties that, as of the date such Bank becomes a party to this Agreement, such Bank is entitled to receive payments hereunder from the Account Parties without deduction or withholding for or on account of any Taxes.

2.09 Sharing of Payments, Etc. If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Bank at such time to (ii) the aggregate amount of the Obligations due and payable to all Banks hereunder at such time)

of payments on account of the Obligations due and payable to all Banks hereunder at such time obtained by all the Banks at such time or (b) on account of Obligations owing (but not due and payable) to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Bank at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Banks hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Banks hereunder at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such other Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Account Party agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section 2.09 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of such Account Party in the amount of such interest or participating interest, as the case may be.

2.10 Use of Letters of Credit. The Letters of Credit shall be used for the general corporate purposes of the Account Parties and their respective Subsidiaries.

2.11 Defaulting Banks.

(a) In the event that, at any one time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Amount to any Agent or any of the other Banks and (iii) any Account Party shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Bank, then the Administrative Agent may, on its behalf or on behalf of such other Banks and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Account Party to or for the account of such Defaulting Bank to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Banks, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Banks and, if the amount of such payment made by such Account Party shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Banks, in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to the Agents;

(ii) second, to the Issuing Banks for any amount then due and payable to them, in their capacity as such, by such Defaulting Bank, ratably in accordance with such amounts then due and payable to the Issuing Banks; and

(iii) third, to any other Banks for any Defaulted Amounts then owing to such other Banks, ratably in accordance with such respective Defaulted Amounts then owing to such other Banks.

Any portion of such amount paid by such Account Party for the account of such Defaulting Bank remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this Section 2.11(a), shall be applied by the Administrative Agent as specified in Section 2.11(b).

(b) In the event that, at any one time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall not owe a Defaulted Amount and (iii) any Account Party, any Agent or other Bank shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Bank, then such Account Party or such Agent or such other Bank shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow and the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this Section 2.11(b) shall be deposited by the Administrative Agent in an account with Wachovia in the name and under the control of the Administrative Agent, but subject to the provisions of this Section 2.11(b). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Wachovia’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this Section 2.11(b). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Bank and to pay any amount payable by such Defaulting Bank hereunder and under the other Loan Documents to the Administrative Agent or any other Bank, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Bank to the Agents hereunder;

(ii) second, to the Issuing Banks for any amount then due and payable to them, in their capacity as such, by such Defaulting Bank, ratably in accordance with such amounts then due and payable to such Issuing Banks; and

(iii) third, to any other Banks for any amount then due and payable by such Defaulting Bank to such other Banks hereunder, ratably in accordance with such respective amounts then due and payable to such other Banks.

In the event that any Bank that is a Defaulting Bank shall, at any time, cease to be a Defaulting Bank, any funds held by the Administrative Agent in escrow at such time with respect to such Bank shall be distributed by the Administrative Agent to such Bank and applied by such Bank to the Obligations owing to such Bank at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(c) The rights and remedies against a Defaulting Bank under this Section 2.11 are in addition to other rights and remedies that any Agent or any Bank may have against such Defaulting Bank with respect to any Defaulted Amount.

2.12 Replacement of Affected Bank. At any time any Bank is an Affected Bank, the Account Parties may replace such Affected Bank as a party to this Agreement with one or more other Banks and/or Eligible Assignees, and upon notice from the Account Parties such Affected Bank shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty, its LC Commitment Amount, its Letter of Credit Advances, its obligations to fund Letter of Credit payments, its participation in, and its rights and obligations with respect to, Letters of Credit, and all of its other rights and obligations hereunder to such other Banks and/or Eligible Assignees for a purchase price equal to the sum of the principal amount of the Letter of Credit Advances so assigned, all accrued and unpaid interest thereon, such Affected Bank’s ratable share of all accrued and unpaid fees payable pursuant to Section 2.05 and all other Obligations owed to such Affected Bank hereunder.

2.13 Certain Provisions Relating to the Issuing Banks and Letters of Credit.

(a) Letter of Credit Agreements. The representations, warranties and covenants by the Account Parties under, and the rights and remedies of each Issuing Bank under, any Letter of Credit Agreement relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Account Parties under, and rights and remedies of each Issuing Bank and the Banks under, this Agreement and applicable law. Each Account Party acknowledges and agrees that all rights of each Issuing Bank under any Letter of Credit Agreement shall inure to the benefit of each Bank to the extent of its Letter of Credit Participating Interest Commitment and Letter of Credit Advances as fully as if such Bank was a party to such Letter of Credit Agreement. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Agreement, this Agreement shall prevail.

(b) Certain Provisions. The Issuing Banks shall have no duties or responsibilities to any Agent or any Bank except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Issuing Banks shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Banks to the Banks and the Agents under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Banks shall not have a fiduciary relationship in respect of any Agent, any Bank or any other Person. No Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or Letter of Credit, except to the extent resulting from its gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The Issuing Banks shall not be under any obligation to ascertain, inquire or give any notice to any Agent or any Bank relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Account Party, (ii) the business, operations, condition (financial or otherwise) or prospects of the Account Parties or any other Person, or (iii) the existence of any Default. The Issuing Banks shall not be under any obligation, either initially or on a continuing basis, to provide any Agent or any Bank with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. The Issuing Banks shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

(c) Administration. Each Issuing Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including but not limited to telephone conversations and transmissions through each Issuing Bank’s remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and each Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. Each Issuing Bank may consult with legal counsel (including, without limitation, its in-house counsel or in-house or other counsel for the Account Parties), independent public accountants and any other experts selected by it from time to time, and each Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever an Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Account Party, any Agent or any Bank, such matter may be established by a certificate of such Account Party, such Agent or such Bank, as the case may be, and such Issuing Bank may conclusively rely upon such certificate. An Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Default unless such Issuing Bank has received notice from a Bank, an Agent or an Account Party referring to this Agreement, describing such Default, and stating that such notice is a “notice of default”.

(d) Indemnification of Issuing Banks by Banks. Each Bank hereby agrees to reimburse and indemnify each Issuing Bank and each of its directors, officers, employees and agents (to the extent not reimbursed by the Account Parties and without limitation of the obligations of the Account Parties to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the reasonable fees and disbursements of counsel (other than in-house counsel) for each Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not each Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against each Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any Letter of Credit, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided, that no Bank shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of an Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

(e) Issuing Banks in their Individual Capacity. With respect to its commitments and the obligations owing to it, each Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Bank and may exercise the same as though it were not an Issuing Bank, and the term “Banks” and like terms shall include each Issuing Bank in its individual capacity as such. Each Issuing Bank and its affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, any Account Party and any stockholder, subsidiary or affiliate of any Account Party, as though such Issuing Bank were not an Issuing Bank hereunder.

2.14 Downgrade Event with Respect to a Bank.

(a) If a Downgrade Event shall occur with respect to (i) any Downgraded Bank or (ii) any other Bank and, as a result thereof, such other Bank becomes a Downgraded Bank, then the Administrative Agent may, by notice to such Downgraded Bank and the Parent within 45 days after such Downgrade Event (any such notice, a “Downgrade Notice”), request that the Account Parties use reasonable efforts to replace such Bank as a party to this Agreement pursuant to Section 2.12. If such Bank is not so replaced within 45 days after receipt by the Account Parties of such Downgrade Notice, then (x) if no Default exists and such Downgraded Bank has not exercised its right to remain a Bank hereunder pursuant to clause (y) below, the following shall occur concurrently:

(i) the Committed Facility shall be reduced by the amount of the LC Commitment Amount of such Downgraded Bank,

(ii) the Account Parties shall prepay all amounts owed to such Downgraded Bank hereunder or in connection herewith,

(iii) if, upon the reduction of the Committed Facility under clause (i) above and the payment under clause (ii) above, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances of the Issuing Banks in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of the time of such calculation) would exceed the amount of the Committed Facility, then the Account Parties will immediately eliminate such excess by paying Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced, and

(iv) upon completion of the events described in clauses (i), (ii) and (iii) above, such Downgraded Bank shall cease to be a party to this Agreement;

or (y) if a Default exists or, not later than 30 days after receipt of such Downgrade Notice, such Downgraded Bank notifies the Account Parties, the Issuing Banks and the Administrative Agent

that such Downgraded Bank elects to provide (in a manner reasonably satisfactory to Administrative Agent) cash collateral to the Administrative Agent for (or if such Downgraded Bank is unable, without regulatory approval, to provide cash collateral, a letter of credit reasonably satisfactory to Administrative Agent covering) its contingent obligations to reimburse each Issuing Bank for any payment under any Letter of Credit as provided in Section 2.02(f) (its “LC Participation Obligations”), such Downgraded Bank shall be obligated to (and each Bank agrees that in such circumstances it will) deliver to the Administrative Agent (I) immediately, cash collateral (or, as aforesaid, a letter of credit) in an amount equal to its LC Participation Obligations and (II) from time to time thereafter (so long as it is a Downgraded Bank), cash collateral (or, as aforesaid, a letter of credit) sufficient to cover any increase in its LC Participation Obligations as a result of any proposed issuance of or increase in a Letter of Credit. Any funds provided by a Downgraded Bank for such purpose shall be maintained in segregated deposit accounts in the name of the Issuing Banks at the Administrative Agent’s principal offices in the United States (each a “Downgrade Account”). The funds so deposited in any Downgrade Account (or any drawing under such a letter of credit) shall be used only in accordance with the following provisions of this Section 2.14.

(b) If any Downgraded Bank shall be required to fund its participation in a payment under a Letter of Credit pursuant to Section 2.02(f), then the Administrative Agent shall apply the funds deposited in the applicable Downgrade Account by such Downgraded Bank (or any drawing under such a letter of credit) to fund such participation. The deposit of funds in a Downgrade Account by any Downgraded Bank (or any drawing under such a letter of credit) shall not constitute a Letter of Credit Advance (and the Downgraded Bank shall not be entitled to interest on such funds except as provided in Section 2.14(c) below) unless and until (and then only to the extent that) such funds (or any drawing under such a letter of credit) are used by the Administrative Agent to fund the participation of such Downgraded Bank pursuant to the first sentence of this Section 2.14(b).

(c) Funds in a Downgrade Account shall be invested in such investments as may be agreed between the Administrative Agent and the applicable Downgraded Bank, and the income from such investments shall be distributed to such Downgraded Bank from time to time (but not less often than monthly) as agreed between the Administrative Agent and such Downgraded Bank. The Administrative Agent will (i) from time to time, upon request by a Downgraded Bank, release to such Downgraded Bank any amount on deposit in the applicable Downgrade Account in excess of the LC Participation Obligations of such Downgraded Bank (or, if applicable, not draw under any such letter of credit in excess of the L/C Participation Obligations of such Downgraded Bank) and (ii) upon the earliest to occur of (A) the effective date of any replacement of such Downgraded Bank as a party hereto pursuant to an Assignment and Acceptance, (B) the termination of such Downgraded Bank’s LC Commitment Amount pursuant to Section 2.14(a) or (C) the first Business Day after receipt by the Administrative Agent of evidence (reasonably satisfactory to the Administrative Agent) that such Bank is no longer a Downgraded Bank, release to such Bank all amounts on deposit in the applicable Downgrade Account (or, if applicable, return such letter of credit to such Bank for cancellation).

(d) At any time any Downgraded Bank is required to maintain cash collateral with the Administrative Agent pursuant to this Section 2.14, the Issuing Banks shall have no obligation to issue or increase any Letter of Credit unless such Downgraded Bank has provided sufficient funds as cash collateral to the Administrative Agent to cover all LC Participation Obligations of such Downgraded Bank (including in respect of the Letter of Credit to be issued or increased).

2.15 Non-Dollar Letters of Credit.

(a) The Account Parties, the Administrative Agent, the Issuing Banks and the Banks (i) agree that an Issuing Bank may (in its sole discretion), with the prior approval of the Administrative Agent, issue Letters of Credit (“Non-Dollar Letters of Credit”) in currencies other than U.S. dollars and (ii) further agree as set forth in the following subsections of this Section 2.15 with respect to such Non-Dollar Letters of Credit.

(b) The Account Parties agree that their reimbursement obligations under Section 2.03(a) and any resulting Letter of Credit Advance, in each case in respect of a drawing under any Non-Dollar Letter of Credit, (i) shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (determined on the date of payment by the Account Parties or, in the event of payment by the Banks pursuant to Section 2.02(f), on the date of such payment by the Banks), and (ii) shall bear interest at a rate per annum equal to the Base Rate plus 2%, for each day from and including the date on which the Applicable Account Party is to reimburse an Issuing Bank pursuant to Section 2.03(a) to but excluding the date such obligation is paid in full.

(c) Each Bank agrees that its obligation to pay an Issuing Bank such Bank’s Pro Rata Share of the unreimbursed portion of any payment by such Issuing Bank under Section 2.02(f) in respect of a drawing under any Non-Dollar Letter of Credit shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (calculated on the date of payment), and any such amount which is not paid when due shall bear interest at a rate per annum equal to the Overnight Rate plus, beginning on the third Business Day after such amount was due, 2%.

(d) For purposes of determining whether there is availability for the Account Parties to request any Advance or to request the issuance or extension of, or any increase in, any Letter of Credit, the Dollar Equivalent amount of the Available Amount of each Non-Dollar Letter of Credit shall be calculated as of the date such Advance is to be made or such Letter of Credit is to be issued, extended or increased.

(e) For purposes of determining the letter of credit fee under Section 2.05(c), the Dollar Equivalent amount of the Available Amount of any Non-Dollar Letter of Credit shall be determined on each of (i) the date of an issuance, extension or change in the Available Amount of such Non-Dollar Letter of Credit, (ii) the date of any payment by an Issuing Bank in respect of a drawing under such Non-Dollar Letter of Credit, (iii) the last Business Day of each March, June, September and December and (iv) each day on which the LC Commitment Amounts are to be reduced pursuant to Section 2.04 (it being understood that no requested reduction shall be permitted to the extent that, after making a calculation pursuant to this Section 2.15(e), such reduction would be greater than the unused portion of the LC Commitment Amounts).

(f) If, on the last Business Day of each March, June, September and December, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit

(valuing the Available Amount of, and Letter of Credit Advances in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of such day) would exceed the amount of the Committed Facility, then the Account Parties will immediately eliminate such excess by paying Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced.

(g) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due in respect of any Non-Dollar Letter of Credit in one currency into another currency, the rate of exchange used shall be that at which, in accordance with its normal banking procedures, Wachovia in its capacity as an Issuing Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Account Party in respect of any such sum due from it to any Issuing Bank or any Bank hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement and the applicable Non-Dollar Letter of Credit (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Issuing Bank or such Bank of any sum adjudged to be so due in the Judgment Currency, such Issuing Bank or such Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Issuing Bank or such Bank in the Agreement Currency, the Applicable Account Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Issuing Bank or such Bank, as applicable, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Issuing Bank or such Bank in such currency, each Issuing Bank and each Bank agrees to return the amount of any excess to the Applicable Account Party (or to any other Person who may be entitled thereto under applicable law).

(h) For purposes of this Section 2.15, “Dollar Equivalent” means, in relation to an amount denominated in a currency other than U.S. dollars, the amount of U.S. dollars which could be purchased with such amount by Wachovia in its capacity as an Issuing Bank in accordance with its customary procedures (and giving effect to any transaction costs) at the quoted foreign exchange spot rate of Wachovia in its capacity as an Issuing Bank at the time of determination; and “Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Wachovia in its capacity as an Issuing Bank to major banks in the London or other applicable offshore interbank market. The Overnight Rate for any day which is not a Business Day (or on which dealings are not carried on in the applicable offshore interbank market) shall be the Overnight Rate for the immediately preceding Business Day.

2.16 Increase of LC Commitment Amounts.

(a) From time to time subsequent to the Effective Date, the Account Parties jointly may, upon at least five days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the LC Commitment Amounts by an amount which (i) is not less than $25,000,000, or an integral multiple of $5,000,000 in excess thereof, with respect to any such request nor (ii) when aggregated with all prior increases in (A) the LC Commitment Amounts pursuant to this Section

2.16 and (B) the commitments under the Unsecured Letter of Credit Facility pursuant to Section 2.16 of such agreement, is not in excess of $500,000,000. The Borrowers may increase the aggregate LC Commitment Amounts by (i) agreeing with any Bank to increase its LC Commitment Amount hereunder, (ii) having another bank or other banks reasonably satisfactory to the Administrative Agent (each, an “Additional Bank”) become party to this Agreement or (iii) a combination of the procedures described in clauses (i) and (ii) of this sentence.

(b) An increase in the aggregate amount of the LC Commitment Amounts pursuant to this Section 2.16 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Account Parties, by each Additional Bank and by each other Bank whose LC Commitment Amount is to be increased, setting forth the new LC Commitment Amounts of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Account Parties with respect thereto and such opinions of counsel for the Account Parties with respect thereto as the Administrative Agent may reasonably request. At the time of any increase in the aggregate LC Commitment Amount pursuant to this Section 2.16, the Account Parties shall represent (i) that, immediately before and after such increase is made, no Default under this Agreement or the Unsecured Letter of Credit Facility has occurred and is continuing and (ii) that the representations and warranties of the Account Parties contained in the Loan Documents and the Unsecured Letter of Credit Facility are true in all material respects on and as of the date such increase is made, except for such representations or warranties which by their terms are made as of a specified date, which shall be true and correct as of such specified date.

2.17 Collateral.

(a) Pursuant to the Security Documents and as collateral security for the payment and performance of the Obligations, the Account Parties shall grant and convey, or cause to be granted and conveyed, to the Administrative Agent for its benefit and the benefit of the Banks, a Lien and security interest in, to and upon the Collateral, prior and superior to all other Liens. Each Account Party shall cause the Collateral to be charged or pledged and be made subject to the Security Documents (in form and substance acceptable to the Administrative Agent) necessary for the perfection of the Lien and security interest in, to and upon the Collateral and for the exercise by the Administrative Agent and the Banks of their rights and remedies hereunder and thereunder.

(b) (i) On the Business Day immediately preceding the proposed date of issuance or renewal of a Letter of Credit under Section 2.02(a), (ii) within ten (10) Business Days after the end of each calendar month, and (iii) at and as of such other times as the Administrative Agent or the Required Banks may reasonably request in its (or their) sole discretion, the Account Parties shall deliver or cause to be delivered to the Administrative Agent a certificate executed by the Parent, in the form of Exhibit B or otherwise in a form reasonably satisfactory to the Administrative Agent (which form may vary depending on the frequency of the delivery of such certificate), setting forth the Letter of Credit Outstandings, the Collateral Value of the Collateral by category and in the aggregate, and such other information as the Administrative Agent may reasonably request (such certificate, a “Collateral Value Report”). Such certificate shall be subject to review and verification by the Administrative Agent, it being understood and agreed that the Administrative Agent shall have the right to redetermine the Collateral Value of the Collateral in accordance with the terms and provisions of this Agreement and the Security Documents.

ARTICLE III

CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

3.01 Conditions Precedent to Effective Date. The occurrence of the Effective Date, and the obligation of the Issuing Banks to issue any Letter of Credit on the Effective Date, is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated the Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Bank:

(i) Copies of (x) the Pledge and Security Agreement, duly completed and executed by each Account Party that is a party thereto, (y) the State Street Control Agreements, each duly completed and executed by State Street and by the Account Party that is a party thereto, and (z) the State Street Custodial Agreements.

(ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party.

(iii) A copy of a certificate of the Secretary of State or other appropriate official of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date, certifying as to the good standing (or existence) of such Loan Party.

(iv) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President (or equivalent officer if such Loan Party has no Vice President) and its Secretary or any Assistant Secretary (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (1) a true and correct copy of the constitutional documents of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(ii) were adopted and on the Effective Date, (2) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (3) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (4) the absence of any event occurring and continuing, or resulting from the Effective Date, that constitutes a Default.

(v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vi) Favorable opinions of (1) Maples and Calder, Cayman Islands counsel for the Parent, in substantially the form of Exhibit C-1 hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request, (2) Mayer, Brown, Rowe & Maw LLP, New York counsel for the Loan Parties, in substantially the form of Exhibit C-2 hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request, and (3) Conyers Dill & Pearman, Bermuda counsel for ACE Bermuda, Tempest Life and Tempest, in substantially the form of Exhibit C-3 hereto and as to such other matters as any Bank through the Administrative Agent may reasonably request.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (x) would be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the other transactions contemplated by the Loan Documents.

(c) No development or change shall have occurred after December 31, 2004, and no information shall have become known after such date, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Account Parties shall have paid all accrued fees of the Administrative Agent and the Banks and all accrued expenses of the Administrative Agent (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel on behalf of all of the Banks), in each case to the extent then due and payable.

(e) The Administrative Agent shall have received evidence satisfactory to it that all obligations of any Account Party outstanding under the Existing Reimbursement Agreement and Existing Unsecured Reimbursement Agreement (other than fees and expenses of Wachovia’s counsel) have been repaid and satisfied in full.

3.02 Conditions Precedent to Each Issuance, Extension or Increase of a Letter of Credit. The obligation of the Issuing Banks to issue, extend or increase a Letter of Credit (including any issuance on the Effective Date) shall be subject to the further conditions precedent that on the date of such issuance, extension or increase (a) the following statements shall be true (and each request for issuance, extension, or increase, and the acceptance by the Account Party that requested such issuance, extension or increase shall constitute a representation and warranty by such Account Party that both on the date of such notice and on the date of such issuance, extension or increase such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such issuance, extension or increase, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other the date of such issuance, extension or increase, in which case as of such specific date (provided, however, that the representation and warranty contained in the last sentence of Section 4.01(g) shall be excluded from this clause (i) at all times after (but shall be included on and as of) the Effective Date); and

(ii) no Default has occurred and is continuing, or would result from such issuance, extension or increase;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Bank or any Issuing Bank through the Administrative Agent may reasonably request.

3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Bank prior to the Effective Date specifying its objection thereto, provided that such Bank has been given at least one Business Day’s notice that the final form of such document or matter is available for its review.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of the Account Parties. Each Account Party represents and warrants as follows:

(a) Each Loan Party and each of its Material Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect. All of the outstanding Equity Interests in each Account Party (other than the Parent) have been validly issued, are fully paid and non-assessable and (except for any

Preferred Securities issued after the date of this Agreement) are owned, directly or indirectly, by the Parent free and clear of all Liens.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date.

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated by the Loan Documents, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s constitutional documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or the other transactions contemplated by the Loan Documents, or (ii) the exercise by the Administrative Agent or any Bank of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to such Loan Party’s knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

(g) The Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2005, and the related Consolidated statements of income and cash flows of the Parent and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Bank, fairly present, subject, in the case of said balance sheet as at March 31, 2005, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject, in the case of the March 31, 2005 balance sheet and statements of income and cash flows, to the absence of footnotes). Since December 31, 2004, there has been no Material Adverse Change.

(h) The Parent has delivered to the Administrative Agent a true and correct copy of each State Street Custodial Agreement as in effect as of the date of this Agreement. Each State Street Custodial Agreement is in full force and effect and no default or event of default by any Account Party exists thereunder.

(i) No written information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Bank in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

(j) Margin Stock constitutes less than 25% of the value of those assets of any Account Party which are subject to any limitation on sale, pledge or other disposition hereunder. None of the Collateral constitutes or will constitute Margin Stock.

(k) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Account Party, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(m) Except to the extent that any and all events and conditions under clauses (i) through (v) below of this Section 4.01(m) in the aggregate are not reasonably expected to have a Material Adverse Effect:

(i) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(ii) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Loan Party or with respect to which any Subsidiary of any Loan Party may have liability under applicable local law (a “Foreign Plan”):

(A) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(iii) During the twelve-consecutive-month period to the date of the execution and delivery of this Agreement and prior to the request for any Letter of Credit to be issued hereunder, no steps have been taken to terminate any Pension Plan, no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA and no minimum funding waiver has been applied for or is in effect with respect to any Pension Plan. No condition exists or event or transaction has occurred or is reasonably expected to occur with respect to any Pension Plan which could result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty.

(iv) Each Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws.

(v) No assets of any Loan Party are or are deemed under applicable law to be “plan assets” within the meaning of Department of Labor Regulation §2510.3-101.

(n) In the ordinary course of its business, each Account Party reviews the effect of Environmental Laws on the operations and properties of such Account Party and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, each Account Party has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect. The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against any Loan Party or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances, would reasonably be expected to have a Material Adverse Effect.

(o) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

(p) Set forth on Schedule II hereto is a list of all letters of credit that were issued (or deemed issued) under the Existing Reimbursement Agreement and that are outstanding as of the Effective Date.

(q) Neither any Loan Party nor any of its Subsidiaries is a Sanctioned Person.

(r) Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the Patriot Act. No part of any payment under any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

COVENANTS OF THE ACCOUNT PARTIES

5.01 Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, each Account Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Environmental Laws, Environmental Permits, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither any Account Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Material Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Parent and its Subsidiaries).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that (i) the Parent and its Subsidiaries may consummate any merger or amalgamation or consolidation permitted under Section 5.02(c), (ii) no Subsidiary (other than an Account Party) shall be required to preserve and maintain its existence, legal structure, legal names or other rights (charter and statutory) if the Board of Directors of a direct or indirect parent of such Subsidiary has determined that such action is not disadvantageous in any material respect to the Parent, such parent or the Banks, and (iii) neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Banks.

(e) Visitation Rights. At any reasonable time and from time to time upon not less than three Business Days prior notice, permit the Administrative Agent (upon request made by any Agent or any Bank), or any agents or representatives thereof, at the expense (so long as no Default has occurred and is continuing) of such Agent or such Bank, as the case may be, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with, so long as a representative of the Parent is present, their independent certified public accountants; provided that neither the Parent nor any of its Subsidiaries shall be required to disclose any information that it reasonably determines is entitled to the protection of attorney-client privilege.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than any such transactions between Loan Parties or wholly owned Subsidiaries of Loan Parties) on terms that are fair and reasonable and no less favorable than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i) Pari Passu Ranking. Ensure that at all times the claims of the Banks, the Issuing Banks and the Agents against it under the Loan Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application or are mandatorily preferred by law applying to insurance companies generally.

(j) Additional Collateral. Comply with the provisions of this Section regarding any new or additional Collateral. The Account Parties may from time to time add Collateral to the State Street Custodial Accounts without the necessity of executing or delivering any documents pursuant to this Agreement (but subject to the provisions of Section 5.02(g)). The Account Parties may from time to time pledge new or additional Collateral contained in Custodial Accounts other than the State Street Custodial Accounts by executing and delivering to the Administrative Agent either a supplement to the Pledge and Security Agreement in the form attached thereto (in the case of any new Custodial Account maintained with State Street), or a new pledge and security agreement (in substantially the form of the Pledge and Security Agreement) or other pledge agreement, security agreement or charge (in the case of any new Custodial Account maintained with another Custodian), in form and substance reasonably satisfactory to the Administrative Agent, and by causing to be executed and delivered to the Administrative Agent a control agreement or such other Security Documents as the Administrative Agent shall reasonably require together with such other documents, certificates and opinions (including opinions as to the validity and perfection of the Administrative Agent’s Lien on such Collateral), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith; and the applicable Account Parties will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a perfected security interest in and Lien on the Collateral being pledged pursuant to the documents described above.

(k) Custodial Account Statements. Cause to be delivered to the Administrative Agent, promptly upon receipt after the end of each calendar month, a monthly statement of each Custodial Account prepared by the Custodian thereof, showing the assets credited to such account as of the date of such statement.

(l) OFAC, Patriot Act Compliance. (i) Cause each of its Subsidiaries that is a U.S. Person to have a compliance program that is reasonably designed to comply with OFAC’s requirements; (ii) cause each of its Subsidiaries that is a Subsidiary of a U.S. Person to provide notice promptly to the Banks upon receiving a sanction on account of, or an inquiry from any Governmental Authority related to, a violation or potential violation of OFAC by such Subsidiary; (iii) not knowingly request the issuance of a letter of credit hereunder in favor of a beneficiary that is a Sanctioned Person or is organized under the laws of a Sanctioned Country; and (iv) take, and cause each of its Subsidiaries to take, to the extent commercially reasonable, such actions (including providing information) as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the Patriot Act.

5.02 Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, each of the Account Parties will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Permitted Liens;

(ii) Liens described on Schedule 5.02(a) hereto;

(iii) purchase money Liens upon any property acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any property to be subject to such Liens, or Liens existing on any property at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(iv) Liens arising in connection with Capitalized Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(v) (A) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event, (B) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent or any of it Subsidiaries in accordance with Section 5.02(c) and not created in contemplation of such event and (C) any Lien existing on any asset prior to the acquisition thereof by the Parent or any of its Subsidiaries and not created in contemplation of such acquisition;

(vi) Liens securing obligations under credit default swap transactions determined by reference to, or Contingent Obligations in respect of, Debt issued by the Parent or one of its Subsidiaries; such Debt not to exceed an aggregate principal amount of $550,000,000;

(vii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(viii) Liens on cash and Approved Investments securing Hedge Agreements arising in the ordinary course of business;

(ix) other Liens securing Debt or other obligations outstanding in an aggregate principal or face amount not to exceed at any time 5% of Consolidated Net Worth;

(x) Liens consisting of deposits made by the Parent or any insurance Subsidiary with any insurance regulatory authority or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Parent or any insurance Subsidiary, in each case in favor of policyholders of the Parent or such insurance Subsidiary or an insurance regulatory authority and in the ordinary course of the Parent’s or such insurance Subsidiary’s business;

(xi) Liens on Investments and cash balances of the Parent or any insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Parent or any insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business (including, without limitation, Liens created by the Security Documents) and/or (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Parent or any insurance Subsidiary;

(xii) the replacement, extension or renewal of any Lien permitted by clause (ii) or (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Debt secured thereby;

(xiii) Liens securing obligations owed by any Loan Party to any other Loan Party or owed by any Subsidiary of the Parent (other than a Loan Party) to the Parent or any other Subsidiary;

(xiv) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s lien or similar rights as to deposit accounts or other funds;

(xv) judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed;

(xvi) Liens arising in connection with Securitization Transactions; provided that the aggregate principal amount of the investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions (together with the aggregate principal amount of any other obligations secured by such Liens) shall not exceed U.S. $750,000,000;

(xvii) Liens on securities arising out of repurchase agreements with a term of not more than three months entered into with “Lenders” (as such term is defined in the JPMorgan Credit Agreement) or their Affiliates or with securities dealers of recognized standing; provided that the aggregate amount of all assets of the Parent and its Subsidiaries subject to such agreements shall not at any time exceed $1,000,000,000. For purposes of this clause (xvii), “JPMorgan Credit Agreement” shall mean the Three-Year Credit Agreement dated as of April 2, 2004 among the Parent, ACE Bermuda, Tempest, and ACE INA Holdings Inc., as borrowers, various financial institutions, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, supplemented or restated from time to time; and

(xviii) Liens securing up to an aggregate amount of $200,000,000 of obligations of the Parent or any wholly owned Subsidiary, arising out of catastrophe bond financing.

Notwithstanding the foregoing provisions of this Section 5.02(a) or any other provision of this Agreement or any other Loan Document, in no event shall any Account Party create, incur, assume or suffer to exist any Lien on or with respect to the Collateral or any portion thereof other than (w) the Liens created in favor of the Administrative Agent under the Security Documents, (x) Liens described in clause (a) of the definition of Permitted Liens, (y) Liens described in clause (xv) above, and (z) Liens in favor of any Custodian pursuant to such

Custodian’s standard Custodial Agreements securing payment of such Custodian’s customary fees, commissions and charges (the Liens described in clauses (w), (x), (y) and (z), collectively, “Permitted Collateral Liens”).

(b) Change in Nature of Business. Make any material change in the nature of the business of the Parent and its Material Subsidiaries, taken as a whole, as carried on at the date hereof.

(c) Mergers, Etc. Merge into or amalgamate or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Parent may merge into or amalgamate or consolidate with any other Subsidiary of the Parent, provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger, amalgamation or consolidation to which an Account Party is a party, the Person formed by such merger, amalgamation or consolidation shall be such Account Party;

(ii) any Subsidiary of any Account Party may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; provided that the Person surviving such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of the Account Party;

(iii) in connection with any sale or other disposition permitted under Section 5.02(d), any Subsidiary of the Parent may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into or amalgamate or consolidate with it; and

(iv) the Parent or any Account Party may merge into or amalgamate or consolidate with any other Person; provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be the Parent or such Account Party, as the case may be;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

(d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any other Account Party to sell, lease, transfer or otherwise dispose of, all or substantially all of its assets (excluding sales of investment securities in the ordinary course of business); provided, however, that the provisions of Section 5.02(g) shall apply independent of this Section 5.02(d).

(e) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any

Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or to issue or sell any Equity Interests therein, if in any case referred to above, a Default shall have occurred and be continuing at the time of such action or would result therefrom.

(f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by GAAP.

(g) Collateral. Permit (i) the Letter of Credit Outstandings to exceed the aggregate Collateral Value at any time or (ii) the average rating (calculated on a weighted average basis) of the securities included within the calculation of the aggregate Collateral Value to be less than “A-” (with rating methodologies to be taken into account in the manner set forth in Schedule III). The Account Parties may from time to time add Collateral to or sell, deliver, transfer or otherwise withdraw Collateral from any Custodial Account (including, without limitation, by trading of securities), but only so long as (i) immediately after giving effect thereto no Default or Event of Default would exist and (ii) with respect to the addition or termination (or removal as Collateral) of Custodial Accounts, the Account Parties comply with any applicable restrictions and conditions set forth in the Security Documents.

(h) Custodial Agreements. Make or permit any amendment or modification to any Custodial Agreement that is adverse in any material respect to the interests of the Account Parties or the Banks.

5.03 Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, the Parent will furnish to the Agents and the Banks:

(a) Default Notice. As soon as possible and in any event within five days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default, event, development or occurrence and the action that the Parent or the applicable Subsidiary has taken and proposes to take with respect thereto.

(b) Annual Financials.

(i) As soon as available and in any event within 90 days after the end of each Fiscal Year (or, if earlier, within five Business Days after such date as the Parent is required to file its annual report on Form 10-K for such Fiscal Year with the Securities and Exchange Commission), a copy of the annual Consolidated audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all reported on in a manner reasonably acceptable to the Securities and Exchange Commission in each case and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Banks, together with (i) a certificate of the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Parent stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken a proposes to take with respect thereto, and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 (which schedule shall include a statement as to the ratio of the aggregate Collateral Value to the Letter of Credit Outstandings as of the end of each calendar month during the period covered by such financial statements, to the extent not previously furnished to the Agents and the Banks).

(ii) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for each Subsidiary Guarantor and its Subsidiaries, including therein a Consolidated balance sheet of such Subsidiary Guarantor and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of such Subsidiary Guarantor and its Subsidiaries for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, in each case accompanied by an opinion acceptable to the Required Banks of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing acceptable to the Required Banks.

(iii) As soon as available and in any event within 20 days after submission, each statutory statement of the Loan Parties (or any of them) in the form submitted to the Supervisor of Insurance, the Insurance Division of the Bermuda Monetary Authority.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or, if earlier, within five Business Days after such date as the Parent is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a

Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04 (which schedule shall include a statement as to the ratio of the aggregate Collateral Value to the Letter of Credit Outstandings as of the end of each calendar month during the period covered by such financial statements).

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(e) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders generally, copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(f) ERISA.

(i) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate institutes any steps to terminate any Pension Plan or becomes aware of the institution of any steps or any threat by the PBGC to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto.

(ii) Plan Annual Reports. Promptly upon request of any Agent or any Bank, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan.

(iii) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that such notice and documentation shall not be required to be provided (except at the specific request of any Agent or any Bank, in which case such notice and documentation shall be promptly provided following such request) if such condition or event is not reasonably expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine, or penalty.

(g) Regulatory Notices, Etc. Promptly after any Responsible Officer of the Parent obtains knowledge thereof, (i) a copy of any notice from the Bermuda Minister of Finance or the Registrar of Companies or any other person of the revocation, the suspension or the placing of any restriction or condition on the registration as an insurer of any Account Party under the Bermuda Insurance Act 1978 (and related regulations) or of the institution of any proceeding or investigation which could result in any such revocation, suspension or placing of such a restriction or condition, (ii) copies of any correspondence by, to or concerning any Loan Party relating to an investigation conducted by the Bermuda Minister of Finance, whether pursuant to Section 132 of the Bermuda Companies Act 1981 (and related regulations) or otherwise and (iii) a copy of any notice of or requesting or otherwise relating to the winding-up or any similar proceeding of or with respect to any Loan Party.

(h) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Bank through the Administrative Agent, may from time to time reasonably request. Information required to be delivered pursuant to Sections 5.03(b), 5.03(c), and 5.03(e) shall be deemed to have been delivered on the date on which the Parent provides notice to the Administrative Agent that such information has been posted on the Parent’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux.searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (x) such notice may be included in a certificate delivered pursuant to Section 5.03(b)(i)(A) or 5.01(c)(i) and (y) the Parent shall deliver paper copies of the information referred to in Sections 5.03(b), 5.03(c), and 5.03(e) to any Bank which requests such delivery.

5.04 Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank shall have any Letter of Credit Participating Interest Commitment or commitment to issue a Letter of Credit hereunder, the Parent will:

(a) Adjusted Consolidated Debt to Total Capitalization Ratio. Maintain at all times a ratio of Adjusted Consolidated Debt to Total Capitalization of not more than 0.35 to 1.0.

(b) Consolidated Net Worth. Maintain at all times Consolidated Net Worth in an amount not less than the Minimum Amount. For this purpose, the “Minimum Amount” is an amount equal to the sum of (i) the then-current Base Amount plus (ii) (A) 25% of Consolidated Net Income for each completed fiscal quarter of the Parent for which Consolidated Net Income is positive and that ends after the date on which the then-current Base Amount became effective and on or before the last day of the then-current Fiscal Year and (B) 50% of any increase in Consolidated Net Worth during such period attributable to the issuance of ordinary or preferred shares. The “Base Amount” shall be $6,441,000,000 as of March 30, 2005 and shall thereafter be reset on the earlier of (A) the date of the delivery of the financial statements for the immediately preceding Fiscal Year pursuant to Section 5.03(b)(i) and (B) March 30 of each year to an amount equal to the greater of (x) 70% of Consolidated Net Worth as of the last day of the immediately preceding Fiscal Year and (y) the Minimum Amount in effect as of the last day of the immediately preceding Fiscal Year.

ARTICLE VI

EVENTS OF DEFAULT

6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) any Account Party shall fail to pay any reimbursement obligation in respect of any Advance made by any Issuing Bank pursuant to a Letter of Credit when and as the same shall become due and payable, or (ii) any Account Party shall fail to make any payment of interest on such Advance or of any other amount payable by such Account Party under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) any Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.10, 5.01(d) (with respect to the Parent), 5.02, 5.03(a) or 5.04; or

(d) any Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Loan Party by any Agent or any Bank; or

(e) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for (i) in the case of any covenant contained in Section 5.02(g), three Business Days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to such Loan Party by any Agent or any Bank, and (ii) in all other cases, 30 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to such Loan Party by any Agent or any Bank; or

(f) the Parent or any of its Subsidiaries shall fail to pay any Material Financial Obligation (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Financial Obligation or otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

(g) any Loan Party or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(g); or

(h) any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) any provision in Article VII of this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party (other than as a result of a transaction permitted hereunder), or any such Loan Party shall so state in writing; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create in favor of the Administrative Agent a valid and perfected first priority Lien on and security interest in the Collateral purported to be covered thereby; or the Administrative Agent shall cease for any reason to hold a perfected first priority Lien on and security interest in the Collateral; or

(k) a Change of Control shall occur; or

(l) Any Loan Party or any ERISA Affiliate shall incur or shall be reasonably expected to incur liability in excess of $25,000,000 in the aggregate with respect to any Pension Plan or any Multiemployer Plan in connection with the occurrence of any of the following events or existence of any of the following conditions:

(i) Institution of any steps by any Loan Party, any ERISA Affiliate or any other Person, including, without limitation, the PBGC to terminate a Pension Plan if as a result of such termination a Loan Party or any ERISA Affiliate would reasonably expect to be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation; or

(ii) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA; or

(iii) Any condition shall exist or event shall occur with respect to a Pension Plan that is reasonably expected to result in any Loan Party or any ERISA Affiliate being required to furnish a bond or security to the PBGC or such Pension Plan, or incurring a liability or obligation; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability or a default, within the meaning of Section 4219(c)(5) of ERISA, has occurred with respect to such Multiemployer Plan which could cause any Loan Party or any ERISA Affiliate to incur a payment obligation in excess of $25,000,000; or

(n) any Custodial Agreement is amended or modified in any manner that is inconsistent with the terms of the Loan Documents or that otherwise could reasonably be expected to have a Material Adverse Effect, or is terminated, or ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect, or any party thereto denies that it has any further liability or obligation thereunder; or

(o) any Account Party shall (i) change its name, identity or corporate structure, (ii) change its chief executive office from the location thereof listed on Annex A to the Pledge and Security Agreement, or (iii) change the jurisdiction of its incorporation or organization from the jurisdiction listed on Annex A to the Pledge and Security Agreement (whether by merger or otherwise), unless in each case such Account Party has (1) given twenty (20) days’ prior written notice to the Administrative Agent of its intention to do so, together with information regarding any such new location and such other information in connection with such proposed action as the Administrative Agent may reasonably request, and (2) delivered to the Administrative Agent ten (10) days prior to any such change or removal such documents, instruments and financing statements as may be required by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent, paid all necessary filing and recording fees and taxes, and taken all other actions reasonably requested by the Administrative Agent (including, at the request of the Administrative Agent, delivery of opinions of counsel reasonably satisfactory to the Administrative Agent to the effect that all such actions have been taken), in order to perfect and maintain the Lien upon and security interest in the Collateral provided for in the Pledge and

Security Agreement in accordance with the provisions of Section 3(c) thereof; provided that an Event of Default under this subsection shall not occur unless any failure of any Account Party to perform or observe any provision of this subsection shall remain unremedied for 30 days after the earlier of the date on which (y) a Responsible Officer becomes aware of such failure or (z) written notice thereof shall have been given to such Loan Party by any Agent or any Bank;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Account Parties, declare the obligation of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Account Parties, declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account Parties, and/or (iii) shall at the request, or may with the consent, of the Required Banks, proceed to exercise the rights and remedies of the Administrative Agent and the Banks under the Loan Documents and applicable law, including, without limitation, by dating, delivering and acting upon Letters of Instruction; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Account Party under the federal Bankruptcy Code, (x) the obligation of the Issuing Banks to issue Letters of Credit shall automatically be terminated, (y) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Parties and (z) the obligation of the Account Parties to provide cash collateral under Section 6.02 shall automatically become effective.

6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, after having taken any of the actions described in Section 6.01(ii) or otherwise, make demand upon the Account Parties to, and forthwith upon such demand the Account Parties will, pay to the Administrative Agent on behalf of the Banks in same day funds at the Administrative Agent’s office designated in such demand, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding as cash collateral. If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Account Parties will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, such funds shall be applied to reimburse the Issuing Banks or Banks, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE GUARANTY

7.01 The Guaranty.

(a) Each Account Party hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each of the other Account Parties under the Loan Documents including, without limitation, the principal of and interest on reimbursement obligations owing by such other Account Parties pursuant to this Agreement with respect to Letters of Credit. Upon failure by an Account Party to pay punctually any such amount, each other Account Party agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

(b) Each Account Party (other than the Parent), and by its acceptance of this Guaranty, the Administrative Agent and each other Bank, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Account Party hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Account Party (other than the Parent) hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Banks and the Account Parties hereby irrevocably agree that the obligations of each Account Party (other than the Parent) under this Article VII at any time shall be limited to the maximum amount as will result in the obligations of such Account Party under this Guaranty not constituting a fraudulent transfer or conveyance.

7.02 Guaranty Unconditional. The obligations of each Account Party under this Article VII shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any of the Loan Documents;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

(iv) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

(v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Bank or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal interest or any other amount payable under any of the Loan Documents;

(vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Banks’ rights with respect thereto; or

(viii) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Bank or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to an Account Party’s obligations under this Article VII.

7.03 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Account Party’s obligations under this Article VII shall remain in full force and effect until the commitments of the Banks hereunder shall have terminated, no Letters of Credit shall be outstanding and all amounts payable by the other Account Parties under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any reimbursement obligation or any other amount payable by an Account Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Account Party or otherwise, each other Account Party’s obligations under this Article VII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

7.04 Waiver by the Account Parties. Each Account Party irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person.

7.05 Subrogation. Each Account Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Account Party, or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Account Party’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Bank against any other Account Party, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Account Party, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Guaranty shall have been paid in full in cash, no Letters of Credit shall be outstanding and the commitments of the Banks hereunder shall have expired or been terminated. If any amount shall be paid to any Account Party in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Expiration Date, such amount shall be received and held in trust for the benefit of the Banks, shall be segregated from other property and funds of such Account Party and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) any Account Party shall make payment to any Bank of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Expiration Date shall have occurred, the Banks will, at such Account Party’s request and expense, execute and deliver to such Account Party appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Account Party of an interest in the obligations resulting from such payment made by such Account Party pursuant to this Guaranty.

7.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Account Party under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Account Party, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the other Account Parties under this Article VII forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Banks.

7.07 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts payable under this Guaranty and (ii) the Expiration Date, (b) be binding upon each Account Party, its successors and assigns and (c) inure to the benefit of and be enforceable by the Banks and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Bank may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Letter of Credit Participating Interest Commitment and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE AGENTS

8.01 Authorization and Action. Each Bank (in its capacity as a Bank) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such

Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act (in the case of the Administrative Agent) or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks or all the Banks where unanimity is required, and such instructions shall be binding upon all Banks; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Bank prompt notice of each notice given to it by any Account Party pursuant to the terms of this Agreement.

8.02 Agents’ Reliance, Etc. Neither any Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

8.03 Agents and Affiliates. With respect to its LC Commitment Amounts, and the Advances, each Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not an Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Banks.

8.04 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other

Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

8.05 Indemnification.

(a) Each Bank severally agrees to indemnify each Agent and its officers, directors, employees, agents, advisors and Affiliates (to the extent not promptly reimbursed by the Account Parties) from and against such Bank’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or any such other Person in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or other Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Account Parties under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Account Parties.

(b) For purposes of this Section 8.05, the Banks’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Banks, (ii) their respective Pro Rata Shares of the aggregate Available Amounts of all Letters of Credit outstanding at such time and (iii) their respective Unused LC Commitment Amounts at such time. The failure of any Bank to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Banks to such Agent as provided herein shall not relieve any other Bank of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Bank shall be responsible for the failure of any other Bank to reimburse such Agent for such other Bank’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Bank hereunder, the agreement and obligations of each Bank contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

8.06 Successor Administrative Agent. Any Agent may resign at any time by giving written notice thereof to the Banks and the Parent. Upon any such resignation or removal of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent, subject (so long as no Event of Default exists) to the consent of the Parent (which consent shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Banks shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If Bank of America ceases to be a Bank hereunder, it shall be deemed to have resigned as Syndication Agent and no replacement shall be appointed.

8.07 Collateral Matters

(a) The Administrative Agent is authorized on behalf of the Banks, without the necessity of any further notice to or consent from any of the Banks, from time to time to take any action with respect to any Collateral or Security Document that may be necessary or as it may deem to be appropriate to perfect, maintain and protect the security interests in and Liens on the Collateral granted pursuant to the Security Documents.

(b) The Banks irrevocably authorize the Administrative Agent to release any security interest in or Lien on the Collateral held by it pursuant to the Security Documents (i) upon the termination of the Issuing Bank’s obligation to issue Letters of Credit hereunder, the payment in full of the Obligations and the satisfaction and termination in full of all other Letter of Credit Outstandings, (ii) that is sold or disposed of as permitted hereunder or any other Loan Document or to which the requisite number or percentage of Banks have consented or (iii) otherwise pursuant to and in accordance with the provisions of any applicable Loan Document. Upon request by the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent’s authority to release Collateral pursuant to this Section 8.07(b).

ARTICLE IX

MISCELLANEOUS

9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Wachovia in its capacity as an Issuing Bank and the Required Banks (and, in the case of an amendment, the Parent), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) unless in writing and signed by all of the Banks (other than any Bank that is, at such time, a Defaulting Bank), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Effective Date, Section 3.02, (ii) change the number of Banks or the percentage of (x) the LC Commitment Amounts, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Banks or any of them to take any action hereunder, (iii) reduce or limit the obligations of any Account Party under Section 7.01 or release such Account Party or otherwise limit such Account Party’s liability with respect to the obligations owing to the Agents and the Banks, (iv) amend this Section 9.01 or any of the definitions herein that would have such effect, (v) extend the Expiration Date, (vi) limit the liability of any Loan Party under any of the Loan Documents, or (vii) release any of the Collateral if such release would cause the aggregate Collateral Value to be less than the Letter of Credit Outstandings;

(b) unless in writing and signed by each affected Bank, do any of the following at any time: (i) increase the LC Commitment Amounts of the Banks or subject the Banks to any additional obligations, (ii) reduce the principal of, or interest on, any reimbursement obligation or any fees or other amounts payable hereunder, or increase any Bank’s LC Commitment Amount, or (iii) postpone any date fixed for any payment of principal of, or interest on, any reimbursement obligation or any fees or other amounts payable hereunder;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Banks required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents and no amendment, waiver or consent shall, unless in writing and signed by an Issuing Bank in addition to the Banks above required to take such action, affect the rights or duties of such Issuing Bank under this Agreement or the other Loan Documents.

9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to any Account Party, at its address set forth below on the signature pages hereof; if to any Initial Bank, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Bank, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Bank; if to Wachovia (in its capacity as Issuing Bank) at its address at 401 Linden Street, Mail Code NC-6034, Winston-Salem, North Carolina 27101, Attn: International Operations — Standby Letter of Credit Department, Telecopy No. (336) 735-0952; and if to the Administrative Agent, at its address at Charlotte Plaza Building, 201 South College Street, 8th Floor NC0680, Charlotte, North Carolina 28288, Attn: Syndication Agency Services, Telecopy No. (704) 383-0288, with a copy to Mark B. Felker, Managing Director, 301 South College Street, 6th Floor NC0760, Charlotte, NC 28288, Telecopy No. (704) 383-7611; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the telegraph company or transmitted by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

9.03 No Waiver; Remedies. No failure on the part of any Bank or any Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.04 Costs and Expenses.

(a) Each of the Account Parties agrees to pay on demand (i) all reasonable costs and expenses of the Agents, the Joint Lead Arrangers and Wachovia, in its capacity as an Issuing Bank, in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of a single counsel for the Administrative Agent and Wachovia in its capacity as an Issuing Bank with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); and (ii) all reasonable costs and expenses of each Agent, each Issuing Bank and each Bank in connection with the enforcement of the Loan Documents (including, without limitation, in connection with the sale of, collection from, or other realization upon, the Collateral), whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent, each Issuing Bank and each Bank with respect thereto).

(b) Each of the Account Parties jointly and severally agrees to indemnify and hold harmless each Agent, each Joint Lead Arranger, each Issuing Bank, each Bank and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each of the Account Parties also agrees not to assert any claim against any Agent, any Joint Lead Arranger, any Bank or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facilities provided hereunder, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Account Parties contained in Section 2.07 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare amounts owing hereunder to be due and payable pursuant to the provisions of Section 6.01, each Agent and each Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Bank or such Affiliate to or for the credit or the account of any Account Party against any and all of the Obligations of such Account Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Bank agrees promptly to notify each Account Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Bank and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Bank and their respective Affiliates may have.

9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by each Account Party, each Issuing Bank and each Agent and the Administrative Agent shall have been notified by each Initial Bank that such Initial Bank has executed it and thereafter shall be binding upon and inure to the benefit of each Account Party, each Agent, each Issuing Bank and each Bank and their respective successors and assigns, except that no Account Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

9.07 Assignments and Participations.

(a) Each Bank may, and so long as no Default shall have occurred and be continuing, if demanded by any Account Party (following a demand by such Bank pursuant to Section 2.12) upon at least five Business Days notice to such Bank and the Administrative Agent, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its LC Commitment Amount, its Letter of Credit Participating Interest Commitment and the Letter of Credit Advances owing to it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Bank hereunder, except for any non-pro rata assignment made by a Downgraded Bank after a request by the Administrative Agent pursuant to Section 2.14 (and any subsequent non-pro rata assignment of the interest so assigned or by the Downgraded Bank) and any other non-pro rata assignment approved by the Administrative Agent and any Account Party, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was (x) a Bank or an Affiliate of any Bank, the aggregate amount of the LC Commitment Amounts being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 unless it is an assignment of the entire amount of such assignor’s LC Commitment Amount, or (y) not a Bank or an Affiliate of any Bank, the aggregate amount of the LC Commitment Amounts being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 unless it is an assignment of the entire amount of such assignor’s LC Commitment Amount, (iii) each such assignment shall be to an Eligible Assignee, (iv) each assignment made as a result of a demand by any Account Party pursuant to Section 2.12 shall be arranged by such Account Party after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement, (v) no Bank shall be obligated to make any such assignment as a result of a demand by any Account Party pursuant to Section 2.12 unless and until such Bank shall have received one or more payments from either such Account Party or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances made by such Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement, (vi) as a result of such assignment, no Account Party shall be subject to additional amounts under Section 2.06 or 2.08 and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank, hereunder and (ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06, 2.08 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment and any other rights that are expressly provided hereunder to survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Bank assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Account Parties, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the LC Commitment Amount of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Account Parties, the Agents and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Account Party or any Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Parent and to the parties to such Assignment and Acceptance.

(f) Each Bank may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its LC Commitment Amount, its Letter of Credit Participating Interest Commitment and the Advances owing to it; provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Letter of Credit Participating Interest Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Account Parties, the Agents and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Bank shall, as agent of the Account Parties solely for the purposes of this Section 9.07, record in book entries maintained by such Bank, the name and amount of the participating interest of each Person entitled to receive payments in respect of any participating interests sold pursuant to this Section 9.07.

(g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Account Party furnished to such Bank by or on behalf of any Account Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Bank.

(h) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

9.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

9.09 No Liability of the Issuing Banks. Each Account Party assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that such Account Party shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Account Party, to the extent of any direct, but not consequential, damages suffered by such Account Party that such Account Party proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

9.10 Confidentiality. Neither any Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of the Parent, other than (a) to such Agent’s or such Bank’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Bank or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of a Bank’s business of that of any of its Affiliates and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Bank. Notwithstanding anything herein to the contrary, the information subject to this Section 9.10 shall not include, and the Administrative Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby or by any of the other Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Bank relating to such tax treatment and tax structure (it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby or by any of the other Loan Documents); provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

9.11 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Account Parties hereby irrevocably appoints Mayer, Brown, Rowe & Maw LLP, with offices on the Effective Date at 1675 Broadway, New York, New York, 10019, USA as its agent to receive, accept and acknowledge for and on its behalf services of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such agent shall cease to be available to act as such, the Account Parties agree to promptly designate a new agent satisfactory to the Administrative Agent in the Borough of Manhattan, The City of New York, to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding pursuant to the terms of this Section 9.11. In the event that any Borrower shall fail to designate such new agent, service of process in any such action or proceeding may be made on such Account Party by the mailing of copies thereof by express or overnight mail or courier, postage prepaid, to such Account Party at its address set forth opposite its signature below.

9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.13 Waiver of Jury Trial. Each of the Account Parties, the Agents and the Banks irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Bank in the negotiation, administration, performance or enforcement thereof.

9.14 Disclosure of Information. Each Account Party agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications. The Parent shall have the right to review and approve any such disclosure made by the Administrative Agent before such disclosure is made (such approval not to be unreasonably withheld).

9.15 Certain Effective Date Matters. Upon the Effective Date, (i) the Existing Reimbursement Agreement shall be deemed amended and restated in accordance with the terms of this Agreement, (ii) all Liens and security interests granted under the security documents executed in connection with the Existing Reimbursement Agreement shall continue and be in full force and effect in accordance with the terms of the Security Documents, and (iii) any bank or financial institution party to the Existing Reimbursement Agreement that is not a Bank under this Agreement shall be released from all of its obligations under the Existing Reimbursement Agreement and shall have no obligations under this Agreement.

9.16 No Novation. The terms and conditions of the Existing Reimbursement Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to be a novation of any of the obligations and liabilities existing under the Existing Reimbursement Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the obligations and liabilities owed by the Borrower under the Existing Reimbursement Agreement. From and after the Closing Date, each reference to the “Agreement”, “Reimbursement Agreement” or other reference originally applicable to the Existing Reimbursement Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACE LIMITED

The Common Seal of ACE Limited was hereunto affixed in the presence of:

Authorized Officer

Authorized Officer

ACE BERMUDA INSURANCE LTD.
The Common Seal of ACE Bermuda Insurance Ltd. was hereunto affixed in the presence of:

Authorized Officer

Authorized Officer

ACE TEMPEST LIFE REINSURANCE LTD.
The Common Seal of ACE Tempest Life Reinsurance Ltd. was hereunto affixed in the presence of:

Authorized Officer

Authorized Officer

Signature Page to Secured Reimbursement Agreement

ACE TEMPEST REINSURANCE LTD.
The Common Seal of ACE Tempest Reinsurance Ltd. was hereunto affixed in the presence of:

Authorized Officer

Authorized Officer

Address for each Account Party:
ACE Global Headquarters
17 Woodbourne Avenue
Hamilton HM08 Bermuda
Telecopy: (441) 296-0087

Signature Page to Secured Reimbursement Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank and as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

BANK OF AMERICA, N.A., as Syndication Agent and as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

BARCLAYS BANK, PLC, as a Co-Documentation Agent, as an Issuing Bank and as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

CITIBANK, N.A., as a Co-Documentation Agent, as an Issuing Bank and as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

JPMORGAN CHASE BANK, N.A., as a Co-Documentation Agent and as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

ING BANK N.V., LONDON BRANCH, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

THE ROYAL BANK OF SCOTLAND PLC (acting as agent for NATWEST BANK PLC), as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

ABN AMRO BANK, N.V., as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

KEYBANK NATIONAL ASSOCIATION, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

STATE STREET BANK AND TRUST COMPANY, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

BNP PARIBAS, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

THE BANK OF TOKYO-MITSUBISHI, LTD. NEW YORK BRANCH, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

COMERICA BANK, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

LLOYDS TSB BANK PLC, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

MELLON BANK, N.A., as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

NATIONAL AUSTRALIA BANK LIMITED, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

NATIONAL CITY BANK, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

ROYAL BANK OF CANADA, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

THE BANK OF N.T. BUTTERFIELD & SON LIMITED, as an Initial Bank

By:

Title:

Signature Page to Secured Reimbursement Agreement

SCHEDULE I

LC COMMITMENT AMOUNTS

Wachovia Bank, National Association	$40,030,000
Bank of America, N.A.	$40,000,000
Barclays Bank PLC	$33,330,000
CitiBank, N.A.	$33,330,000
JPMorgan Chase Bank, N.A.	$33,330,000
The Royal Bank of Scotland plc	$33,330,000
Deutsche Bank AG, New York Branch	$28,330,000
HSBC Bank USA, National Association	$28,330,000
ING Bank N.V., London Branch	$28,330,000
ABN AMRO Bank, N.V.	$21,670,000
KeyBank National Association	$21,670,000
State Street Bank and Trust Company	$21,670,000
BNP Paribas	$21,670,000
Lloyds TSB Bank plc	$21,670,000
The Bank of Tokyo-Mitsubishi, Ltd. New York Branch	$13,330,000
Comerica Bank	$13,330,000
Mellon Bank, N.A.	$13,330,000
National Australia Bank Limited	$13,330,000
National City Bank	$13,330,000
Royal Bank of Canada	$13,330,000
The Bank of N.T. Butterfield & Son Limited	$13,330,000

Total	$500,000,000

SCHEDULE II

EXISTING LETTERS OF CREDIT

(see attached)

SCHEDULE III

METHODOLOGY FOR CALCULATION OF COLLATERAL VALUES

In order to be included in the calculation of aggregate Collateral Value (in addition to other requirements set forth in the Reimbursement Agreement and this Schedule), investments shall satisfy each of the criteria (including as to rating) under one of the categories listed below. In addition, the following conditions shall apply:

1. No portion of the Collateral (other than U.S. Government Securities) consisting of securities of a single issuer shall exceed 10% of the Collateral Value at any time.

2. No security shall be included in the calculation of aggregate Collateral Value unless it is listed on a national securities exchange or freely tradeable at readily established prices in over-the-counter transactions.

3. For purposes of this Schedule and each Collateral Value Report, all maturities are calculated from the relevant date of determination of the Collateral Value.

4. For purposes of calculating the average rating of the Collateral included in the calculation of the aggregate Collateral Value, (a) Moody’s ratings shall be converted to their respective S&P equivalents in accordance with established practice, and (b) commercial paper rated “A2” shall be deemed to be rated “A.”

Category of Investment/Security	Eligible Percentage
Cash (denominated in U.S. Dollars)	100%
Prime bank certificates of deposit issued by U.S. banks rated Aa3/AA- or better	95%
U.S. Government Securities
Maturity 2 years or less	95% of Market
Maturity over 2 years	90% of Market
Investment-grade municipal bonds (Rating Aaa/AAA – Baa3/BBB-)
Maturity 5 years or less	85% of Market
Maturity over 5 years	80% of Market
Investment-grade corporate bonds (Rating Aa3/AA- or better, non-convertible, NYSE-traded)
Maturity 2 years or less	90% of Market
Maturity over 2 years	85% of Market
Investment-grade corporate bonds (Rating A1/A+ to Baa3/BBB-, non-convertible, NYSE-traded)
Maturity 2 years or less	85% of Market
Maturity over 2 years	80% of Market
Commercial paper (Rating A1-A2, P1-P2)	85% of Market

SCHEDULE 4.01(B)

SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
ACE Limited	Cayman Islands	Publicly held	Bermuda, holding company
ACE Bermuda Insurance Ltd.	Bermuda	100%	Bermuda, insurance, reinsurance, general and long term; Mexico, reinsurance
ACE PCC Insurance Limited	Guernsey	100%	Guernsey, protected cell rent-a-captive business
Paget Reinsurance International Ltd.	Bermuda	100%	Bermuda, insurance/reinsurance
ACE Capital Title Reinsurance Company (EI# 06-1434264, NAIC# 50028, NY)	New York	100%	CA, MI, NY, TX, title insurance/reinsurance
Oasis Investments Limited	Bermuda	67%	Bermuda, Investment Holding
Oasis Investments 2 Ltd.	Bermuda	67%	Bermuda, holding company
ACE Financial Solutions International, Ltd.	Bermuda	100%	Bermuda, insurance management
ACE European Markets Reinsurance Limited	Ireland	100%	Ireland, general and life reinsurance
ACE European Markets Insurance Limited	Ireland	100%	EEA/Europe, direct non-life insurance, UK branch
Corporate Officers & Directors Assurance Ltd.	Bermuda	100%	Bermuda, insurance
Oasis Real Estate Company Ltd.	Bermuda	100%	Bermuda, investment holding
Scarborough Property Holdings Ltd.	Bermuda	40%	Bermuda, investment holding
Sovereign Risk Insurance Limited	Bermuda	50%	Bermuda, insurance agent
Tripar Partnership	Bermuda	98% 2% (CODA)	Bermuda, investment holding
ACE Realty Holdings Limited	Bermuda	100%	Bermuda, investment holding
Oasis Personnel Limited	Cayman Islands	100%	Cayman Islands, general services
Shipowners Insurance and Guaranty Co. Limited	Bermuda	10% Series A 8% Series B	Bermuda, insurance
Intrepid Re Holdings Limited	Bermuda	38.5%	Bermuda, holding

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
Intrepid Re Limited	Bermuda	100%	Bermuda, Reinsurance
Freisenbruch-Meyer Insurance Ltd.	Bermuda	40%	Bermuda, local and commercial insurance
Freisenbruch-Meyer Insurance Services Ltd.	Bermuda	40%	Bermuda, local and commercial insurance
Assured Guaranty Ltd. (formerly AGC Holdings Limited)	Bermuda	35% (remaining 65% is publicly held)	Bermuda, holding company
Assured Guaranty Re International Ltd. (formerly ACE Capital Re International Ltd.)	Bermuda	100%	Bermuda, insurance/reinsurance, general and long term
Assured Guaranty Barbados Holdings Ltd. (formerly ACE KRE Holdings Limited)	Barbados	100%	Barbados, investment holding
Assured Guaranty Overseas US Holdings Inc. (formerly ACE Capital Re USA Holdings Incorporated)	Delaware	100%	Delaware, investment holding
Assured Guaranty Re Overseas Ltd. (formerly ACE Capital Re Overseas Ltd.)	Bermuda	100%	Bermuda, insurance/reinsurance, general and long term
Assured Guaranty Mortgage Insurance Company (formerly ACE Capital Mortgage Reinsurance Co.) (EI# 06-1384770, NAIC# 10021, NY)	New York	100%	New York, DC, mtg. guaranty insurance/reinsurance
AG Intermediary Inc. (formerly ACE Capital Re Inc.)	New York	100%	New York, reinsurance intermediary
Assured Guaranty Finance Overseas Ltd. (formerly ACE Finance Overseas Limited)	United Kingdom	100%
Assured Guaranty US Holdings Inc.	Delaware	100%	Delaware, holding company
AG Financial Products Inc. (formerly AGR Financial Products Inc.)	USA (Delaware)	100%	Delaware, financial products
Assured Guaranty Corp. (formerly ACE Guaranty Corp.) (EI#52 - 1533088, NAIC #30180, MD)	Maryland	100%	US, insurance company
Assured Guaranty (UK) Ltd. (formerly ACE Guaranty (UK) Ltd.)	United Kingdom	100%	UK, applying for license to be financial guaranty insurer
ACE Risk Assurance Company (EI# 13-4027591, NAIC #10943, MD)	Maryland	100%	Maryland, reinsurance
ACE Global Markets Limited	United Kingdom	100%	UK, investment holding

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
ACE Group Holdings Limited	United Kingdom	100%	UK, investment holding
ACE Tarquin	United Kingdom	100%	UK, investment holding
ACE Capital V Limited	United Kingdom	100%	UK, Lloyd’s corporate member; capital provider
ACE Leadenhall Limited	United Kingdom	100%	UK, investment holding
ACE Underwriting Agencies Limited	United Kingdom	100%	UK, Lloyd’s managing agency
ACE Trustees Limited	United Kingdom	100%	UK, investment holding
ACE London Group Limited	United Kingdom	100%	UK, investment holding
ACE Capital Limited	United Kingdom	100%	UK, Lloyd’s corporate member
ACE Capital III Limited	United Kingdom	100%	UK, Lloyd’s corporate member
ACE Capital IV Limited	United Kingdom	100%	UK, Lloyd’s corporate member; capital provider
ACE London Holdings Limited	United Kingdom	100%	UK, investment holding
ACE Capital II Limited	United Kingdom	100%	UK, Lloyd’s corporate member
ACE London Investments Limited	United Kingdom	100%	UK, investment holding
ACE London Aviation Limited	United Kingdom	100%	UK, Lloyd’s managing agent
ACE London Underwriting Limited	United Kingdom	100%	UK, Lloyd’s managing agent
ACE Underwriting Services Limited	United Kingdom	100%	UK, Lloyd’s service company
AGM Underwriting Limited	United Kingdom	100%	UK, dormant
ACE London Services Limited	United Kingdom	100%	UK, service company
ACE Capital VI Limited	United Kingdom	100%	UK, Lloyd’s corporate member
ACE UK Limited	United Kingdom	77%	UK, investment holding
ACE UK Holdings Limited	United Kingdom	100%	UK, investment holding
ACE (MI) Limited	United Kingdom	100%	UK, dormant
ACE (MS) Limited	United Kingdom	100%	UK, dormant
ACE UK Underwriting Limited	United Kingdom	100%	Lloyd’s managing agent
ACE (PM) Limited	United Kingdom	100%	UK, investment holding
ACE UK Limited	United Kingdom	23%	UK, investment holding
ACE Services Limited	Cayman Islands	100%	Cayman Islands, general services

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
ACE Holdings (Gibraltar) Limited	Gibraltar	100%	Gilbraltar, Bermuda permit, investment holding
ACE Gibraltar Limited	Gibraltar	51%	Gilbraltar, insurance intermediary
ACE-ii Limited	United Kingdom	100%	dormant, to become internet company
ACE-ii (Gibraltar) Limited	Gibraltar	100%	dormant,
ACE Underwriting Services (Gibraltar) Limited	Gibraltar	100%	dormant,
Arles Services Limited	Gibraltar	100%	dormant,
CGA Group Limited	Bermuda	18.20%	Bermuda investment holding
CGA Investment Management, Inc.	USA (Delaware)	100%	USA, investment
Commercial Guaranty Assurance Ltd.	Bermuda	100%	Bermuda, insurance
Oasis Insurance Services Ltd.	Bermuda	100%	Bermuda, general services
ACE Tempest Life Reinsurance Ltd.	Bermuda	100%	Bermuda, insurance, reinsurance, general and long term (life, health, annuities)
ACE Tempest Reinsurance Ltd.	Bermuda	100%	Bermuda, insurance/reinsurance, long term; Puerto Rico, reinsurance
Oasis Investments Limited	Bermuda	33%	Bermuda, investment holding
Oasis Investments 2 Ltd.	Bermuda	33%	Bermuda, holding company
St. George Holdings Ltd	Cayman Islands	10.71%	Cayman Islands, investment holding
St. George Investments Ltd.	Cayman Islands	100%	Cayman Islands, investment holding
ACE INA Holdings Inc.	USA (Delaware)	20%	USA, investment holding
ACE Prime Holdings Inc.	USA (Delaware)	100%	USA, investment holding
ACE INA Holdings Inc.	USA (Delaware)	80%	USA, investment holding
ACE Seguros S.A.	Argentina	99.35%	Argentina, Insurance

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
Huatai Insurance Company of China, Limited	China	6.129% 10% (ACE Tempest Reinsurance Ltd.) 6% (ACE US Holdings, Inc.)	China, property and casualty insurer
ACE Seguradora S.A.	Brazil	99.9% 0.1% (ACE Prime Holdings Inc.)	Brazil, insurance
Servicios ACE INA S.A. de C.V.	Mexico	99.99% .00002% (ACE Prime Holdings Inc.)	Mexico, service company
ACE Tempest Re USA, Inc.	USA (Connecticut)	100%	CT, NJ, NY, OH, PA, SC, TX, reinsurance intermediary manager
INA Corporation	USA (Pennsylvania)	100%	USA, investment holding company
ACE INA Properties, Inc.	USA (Delaware)	100%	USA, holding company
Conference Facilities, Inc.	USA (Pennsylvania)	100%	USA, owns & operates corporate facilities
INA Tax Benefits Reporting, Inc.	USA (Delaware)	100%	USA, tax info & 3rd party reporting
INA Financial Corporation	USA (Delaware)	100%	USA, investment holding
Brandywine Holdings Corporation	USA (Delaware)	100%	USA, holding company
Brandywine Run-Off Services, Inc.	USA (Delaware)	100%	USA, management company for 1792
Assurex Development Corporation	USA (Ohio)	11.011%	USA, provides loans to insurance agents
Cravens, Dargan & Company, Pacific Coast	USA (Delaware)	100%	USA, managing general agency

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
Cravens, Dargan & Company, Pacific Coast of Illinois, Inc.	USA (Illinois)	100%	USA, managing general agency
Century Indemnity Company (EI# 05-6105395, NAIC #20710, PA)	USA (Pennsylvania)	100%	USA, insurance
Century Reinsurance Company (EI# 06-0988117, NAIC #35130, PA)	USA (Pennsylvania)	100%	USA, reinsurance
ACE American Reinsurance Company (EI# 23-1740414, NAIC#22705, PA)	USA (Pennsylvania)	100%	USA, reinsurance
Brandywine Reinsurance Company S.A.-N.V.	Belgium	100%	Belgium, reinsurance
The 1792 Company	USA (Delaware)	100%	USA, (former underwriting member of New York Insurance Exchange)
Century International Reinsurance Company Ltd.	Bermuda	100%	Bermuda, insurance & reinsurance
INA Holdings Corporation	USA (Delaware)	100%	USA, holding company
INATrust, fsb	Chartered by Office of Thrift Supervision	100%	USA, savings bank
INA Reinsurance Company, Ltd.	Bermuda	100%	Bermuda, reinsurance
ACE INA Financial Institution Solutions, Inc.	USA (Delaware)	100%	USA, floodplain determination & other services to financial institutions
American Lenders Facilities, Inc.	USA (California)	100%	USA, collection & loan servicing for third parties
ESIS, Inc.	USA (Pennsylvania)	100%	USA, markets risk management Programs
NewMarkets Insurance Agency, Inc.	USA (Delaware)	100%	USA, managing general agency
ACE INA Excess and Surplus Insurance Services, Inc.	USA (Georgia)	100%	USA, excess & surplus lines broker
ACE INA Excess and Surplus Insurance Services, Inc.	USA (Pennsylvania)	100%	USA, excess & surplus lines broker

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
ACE INA Excess and Surplus Insurance Services, Inc.	USA (California)	100%	USA, excess & surplus lines broker
ACE INA Excess and Surplus Insurance Services, Inc.	USA (Illinois)	100%	USA, excess & surplus lines broker
Excess and Surplus Insurance Services, Inc.	USA (Texas)	100%	USA, managing general agency
ACE Financial Solutions, Inc.	USA (Delaware)	100%	USA, premium finance company
Oasis US Inc.	USA (Delaware)	100%	USA, general services
ACE Risk Solutions, Inc.	USA (NewYork)	100%	USA, reinsurance intermediary
Indemnity Insurance Company of North America (EI# 06-1016108, NAIC #43575, PA)	USA (Pennsylvania)	100%	USA, Puerto Rico, USVI, insurance
ACE Indemnity Insurance Company EI#92-0040526, NAIC #10030, PA)	USA (Pennsylvania)	100%	USA, insurance
Allied Insurance Company (EI# 23-2021364, NAIC #36528, CA)	USA (California)	100%	USA, insurance
ACE American Insurance Company (EI#95-2371728, NAIC# 22667, PA)	USA (Pennsylvania)	100%	USA, Korea, Puerto Rico USVI, Guam, Bermuda permit, Taiwan (life), insurance
Pacific Employers Insurance Company (EI#95-1077060, NAIC# 22748, PA)	USA (Pennsylvania)	100%	USA, USVI, insurance
ACE Insurance Company of Texas (EI# 74-1480965, NAIC #22721, 22920, TX)	USA (Texas)	100%	USA, insurance
Illinois Union Insurance Company (EI# 36-2759195, NAIC #27960, IL)	USA (Illinois)	100%	USA, surplus lines insurer
Rain and Hail Insurance Service Incorporated	USA (Iowa)	20%
INAMAR Insurance Underwriting Agency, Inc.	USA (New Jersey)	100%	USA, insurance agency

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
INAMAR Insurance Underwriting Agency, Inc. of Massachusetts	USA (Massachusetts)	100%	USA, general agency
INAMAR Insurance Underwriting Agency, Inc. of Texas	USA (Texas)	100%	USA, general agency
INAMAR Insurance Underwriting Agency, Inc. of Ohio	USA (Ohio)	100%	USA, general agency
Insurance Company of North America (EI# 23-0723970, NAIC #22713, PA)	USA (Pennsylvania)	100%	USA, Guam, Northern Mariana Islands, Philippines, Puerto Rico, Taiwan (p/c), insurance
Bankers Standard Insurance Company (EI# 75-1320184, NAIC #18279, PA)	USA (Pennsylvania)	100%	USA, insurance
Bankers Standard Fire and Marine Company (EI#75-6014863, NAIC #20591, PA)	USA (Pennsylvania)	100%	USA, insurance
ACE Property and Casualty Insurance Company (EI# 06-0237820, NAIC, #20699, PA)	USA (Pennsylvania)	100%	USA, Puerto Rico, insurance
ACE Employers Insurance Company (EI# 23-2137343, NAIC #38741, PA)	USA (Pennsylvania)	100%	USA, insurance
ACE Insurance Company of Ohio (EI#23-1859893, NAIC #22764, OH)	USA (Ohio)	100%	USA, insurance
INA Surplus Insurance Company (EI# 52-1208598, NAIC #42072, PA)	USA (Pennsylvania)	100%	USA, reinsurance
ACE Fire Underwriters Insurance Company (EI# 06-6032187, NAIC #20702, PA)	USA (Pennsylvania)	100%	USA, insurance
Atlantic Employers Insurance Company (EI# 23-2173820, NAIC #38938, NJ)	USA (New Jersey)	100%	USA, insurance
Cover-All Technologies, Inc.	USA (Delaware)	7.41%	USA, develop software products for insurance industry
ALIC, Incorporated	USA (Texas)	100%	USA, general agency & attorney-in-fact for ACE Lloyds

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
ACE American Lloyds Insurance Company (Sponsored Lloyds Association) (EI# 75-1365570, NAIC #18511, TX)	USA (Texas)	100%	USA, Lloyds Association
ACE Insurance Company of Illinois (EI# 36-2709121, NAIC #22691, IL)	USA (Illinois)	100%	USA, insurance
ACE Insurance Company of the Midwest (EI# 06-0884361, NAIC #26417, IN)	USA (Indiana)	100%	USA, insurance
ATR USA, LLC	USA (Connecticut)	100%	USA, reinsurance intermediary manager
ACE Structured Products, Inc. (formerly INAPRO, Inc.)	USA (Delaware)	100%	USA, insurance management services & underwriting
Recovery Services International, Inc.	USA (Delaware)	100%	USA, subrogation, collection & recovery services
RSI Health Care Recovery, Inc.	USA (Delaware)	100%	USA, subrogation, collection & recovery services
ACE INA International Holdings, Ltd.	USA (Delaware)	100%	USA, international insurance & financial holding company
ACE Insurance S.A.	Macau	99.94%	Macau, insurance
ACE CIIC Holdings Limited	Cayman Islands	100%	Cayman Islands, holding company
ACE CIIC Insurance Company Egypt S.A.E.	Egypt	51%	Egypt, insurance
ACE European Holdings Limited	United Kingdom	100%	United Kingdom, holding company
ACE Life Insurance Company S.A.E.	Egypt	99%	Egypt, life insurance
ACE Synergy Insurance Berhad	Malaysia	51%	Malaysia, insurance
ACE Insurance S.A.-N.V.	Belgium	.0523% 99.9477% (ACE INA Overseas Holdings, Inc.)	Europe, insurance/reinsurance

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
ACE Seguros S.A.	Chile	78.104% (AIIH) 12.235% (AFIA Finance Corporation, Agencia en Chile) 9.095% - (AFIA Finance Corp. Chile Limitada)	Chile, insurance
ACE Seguros S.A.	Colombia	99.958%	Colombia, insurance
ACE Seguros S.A.	Ecuador	100%	Ecuador, insurance
ACE Seguros S.A.	Mexico	99.9%	Mexico, insurance/assumed reinsurance
Brandywine Reinsurance Co. (UK) Ltd	United Kingdom	100%	UK, reinsurance
ACE INA UK Limited	United Kingdom	100%	UK, Greece, insurance
Eksupsiri Company Limited	Thailand	49% 50.99% (Nam Ek)	Thailand, holding company
ACE Life Assurance Co. Ltd.	Thailand	75% 25% (Oriental)	Thailand, life insurance
Nam Ek Company Limited	Thailand	49%	Thailand, holding company
Chilena Consolidata Seguros Generales, S.A.	Chile	.65%	Chile, insurance
ACE Insurance Limited	South Africa	100%	South Africa, insurance
ACE Insurance Limited	New Zealand	100%	New Zealand, insurance/reinsurance
ACE International Management Corporation	Pennsylvania	100%	Management Services
Cover Direct, Inc.	USA (Delaware)	100%	Japan, direct marketing service Company
Victoria Hall Company Limited	Bermuda	20%	Bermuda, investment holding
ACE INA G.B. Holdings, Ltd	USA (Delaware)	100%	Delaware, UK, insurance holding
ACE INA Services U.K. Limited	United Kingdom	100%	UK, computer services for affiliates
INACAP Sociedad Anonima	Nicaragua	100%	Nicaragua, holding company
INACAP Reaseguros, Sociedad Anonima	Nicaragua	100%	Nicaragua, reinsurance broker

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
Century Inversiones, S.A.	Panama	100%	Panama, reinsurance administrator
Arabia ACE Insurance Company Limited E.C.	Bahrain	25%	Saudi Arabia, insurance & reinsurance
ACE Insurance Limited	Australia	100%	Australia, Pakistan, Thailand, Solomon Islands, Vanuatu, insurance & reinsurance
ACE INA Superannuation Pty. Limited	Australia	100%	Australia, corporate trustee for ACE Australia superannuation plan
ACE Insurance Limited	Pakistan	100%	Pakistan, insurance
ACE INA Overseas Insurance Company Ltd.	Bermuda	100%	Bermuda, insurance/reinsurance, general and long term
ACE Insurance Limited	Singapore	100%	Singapore, insurance
ACE Insurance	Japan	100%	Japan, insurance/reinsurance
ACE Songai Service Kabushikigaisha	Japan	100%	Japanese service company
ACE INA Marketing Group C.A.	Venezuela	100%	Venezuela, services & direct marketing
ACE INA Overseas Holdings, Inc.	USA (Delaware)	100%	Delaware, holding company
INACAN Holdings, Ltd.	Canada	100%	Canada, insurance holding
ACE INA Insurance	Canada	100%	Canada, insurance & reinsurance
ACE INA Life Insurance	Canada	100%	Canada, life insurance
ACE Insurance S.A.-N.V.	Belgium	99.9477% .0523% (AIIH)	Europe, insurance/reinsurance
ACE Insurance Company (EI# 66-0437305, NAIC #30953, PR)	Puerto Rico	100%	Puerto Rico, insurance
ACE Insurance Agency, Inc.	Puerto Rico	100%	Puerto Rico, general agent for ACE American Insurance Company
ACE Insurance Limited	Hong Kong	100%	Hong Kong, insurance
ACE Risk Management International Ltd. (formerly ACE INA Bermuda Insurance Managers Ltd.)	Bermuda	100%	Bermuda, management services for non-affiliates

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
DELPANAMA S.A.	Panama	100%	Panama, holding company
INAMEX S.A.	Mexico	100%	Mexico, reinsurance broker
Maritime General Ins. Company Ltd	Trinidad	8.06%	Trinidad insurance
Oriental Equity Holdings Limited	British Virgin Islands	100%	BVI, holding company
ACE Life Assurance Co. Ltd.	Thailand	25% 75% (Eksupsiri)	Thailand, life insurance
AFIA Finance Corporation	USA (Delaware)	100%	Delaware, insurance holding
AFIA Venezolana C.A.	Venezuela	100%	Venezuela, inactive claims & settling agent
ACE ICNA Italy Societa a Responsabilita Limitata	Italy	99.7% 0.3% (AIIH)	Italy, legal representative for CIGNA Insurance Company of Europe, S.A.-N.V.
Siam Liberty Company Limited	Thailand	49% (AFC) 45% (Nam EK)	Thailand, broker, surveyor & claims settling agency
ACE Servicios, S.A.	Argentina	100%	Argentina, service company
AFIA Finance Corp. Chile Limitada	Chile	98% 2% (AIIH)	Chile, claims & settling agent
Fire, Equity and General Insurance Company Limited	Nigeria	6.25%	Nigeria, insurance
Inversiones Continental S.A. de C.V.	Honduras	1.29%	Honduras, insurance holding
PT. ACE INA Insurance	Indonesia	80%	Indonesia, insurance
PT. Adi Citra Mandiri	Indonesia	45%	Indonesia, service company
RIYAD Insurance Co. Ltd.	Bermuda	80%	Bermuda, insurance
Safire Private Ltd.	Singapore	100%	Singapore, management & computer service bureau
AFIA (INA) Corporation, Limited	USA (Delaware)	100%	Delaware, holding company
AFIA	Unincorporated Association	60%	Association for international insurance
AFIA (ACE) Corporation, Limited	USA (Delaware)	100%	Delaware, holding company
AFIA	Unincorporated Association	40%	Association for international insurance
Compania Anonima de Seguros “AVILA”	Venezuela	0.6%	Venezuela, insurance

Name	Jurisdiction of Organization	Percentage Ownership	Jurisdictions in which Authorized and Type of Business
INAVEN, C.A. “Venezuela”	Venezuela	100%	Venezuela, corporation
La Positiva Compania Nacional de Seguros Sociedad Anonima	Peru	7.6869%	Peru, insurance
Reaseguradora Nuevo Mundo S.A.	Panama	3.7246%	Panama, reinsurance
Amazones Compania Anonima de Seguros	Ecuador	1.423%	Ecuador, insurance
ACE US Holdings, Inc.	USA (Delaware)	100%	USA, investment holding
ACE Financial Services International, Inc. (f/k/a ACE Financial Solutions International, Inc.)	USA (Delaware)	100%	USA, investment holding
ACE USA, Inc.	USA (Delaware)	100%	USA, investment holding
ASI Administrative Services Inc. (formerly ASI Administrative Services Holdings Inc. and CRC Creditor Resources Canada Ltd.)	Canada (Yukon)	100%	Canada, warranties business
Industrial Underwriters Insurance Company (EI# 75-6015738, NAIC# 21075, TX)	USA (Texas)	100%	USA, insurance
Rhea International Marketing (L), Inc.	Malaysia	60%	Malaysia, general services
Westchester Fire Insurance Company (EI# 13-5481330, NAIC# 21121, NY)	USA (New York)	100%	USA, Bermuda permit, insurance
Westchester Surplus Lines Insurance Company (EI# 58-2139927, NAIC #10172, GA)	USA (Georgia)	100%	USA, insurance
Westchester Specialty Services, Inc.	USA (Florida)	100%	USA, warranties
Westchester Specialty Insurance Services, Inc.	USA (Nevada)	100%	USA, insurance services, brokering, warranties
WDH Corporation	USA (Ohio)	80%	USA, insurance services
Dimension Service Corporation	USA (Ohio)	80%	USA, warranties
Dimension Holdings Inc.	USA (Ohio)	80%	USA, insurance services
ACE Financial Services Inc. (f/k/a Capital Re Corporation)	USA (Delaware)	100%	Delaware, insurance holding company
Capital RE LLC	Turks & Caicos	100%	Turks & Caicos, holding company
ACE (CR) Holdings	United Kingdom	100%	UK, holding co
ACE Capital VII Limited	United Kingdom	100%	UK, Lloyd’s capital vehicle
ACE (RGB) Holdings Limited	United Kingdom	100%	UK, holding company
ACE (CIDR) Limited	United Kingdom	100%	UK, Lloyd’s agency
Global Life Services Limited	United Kingdom	100%	UK, Lloyd’s agency
Ridge Underwriting Agencies Limited	United Kingdom	100%	UK, Lloyd’s agency

Name	Jurisdiction of Organization	Percentage Ownership	.Jurisdictions in which Authorized and Type of Business
ACE Asset Management Inc.	Delaware	100%	DE, Bermuda permit corporation
ACE (Barbados) Holdings Limited	Barbados	100%	Barbados, holding company

SCHEDULE 5.02(A)

LIENS

1.	Lien arising under a Subordination Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Limited and The Chase Manhattan Bank (now JPMorgan Chase Bank, N.A.) encumbering ACE US Holdings, Inc.’s rights under the Subordinated Loan Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Bermuda Insurance Ltd. and United States Trust Company of New York, as trustee under the Indenture dated October 27, 1998 of ACE US Holdings, Inc.

2.	Liens securing the Fourth Amendment and Restatement of Letter of Credit Facility Agreement dated November 15, 2004 among ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd., certain other financial institutions and Citibank International plc, as Agent and Security Trustee.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE dated as of                     , 20         between                      (the “Assignor”) and                      (the “Assignee”), and [consented to and] accepted by Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”)[, and ACE Limited (the “Parent”)].

W I T N E S S E T H

WHEREAS, this Assignment and Acceptance (the “Agreement”) relates to the Amended and Restated Reimbursement Agreement dated as of July 1, 2005 among the Parent and other Account Parties party thereto, the Assignor and the other Banks party thereto, the Syndication Agent party thereto and the Administrative Agent, providing for a $500,000,000 secured letter of credit facility for the benefit of the Account Parties (as amended or otherwise modified from time to time, the “Reimbursement Agreement”);

WHEREAS, as provided under the Reimbursement Agreement, the Assignor has a commitment to participate in Letters of Credit and make Letter of Credit Advances to the Account Parties in an aggregate principal amount at any time outstanding not to exceed $                    ;

WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $                     are outstanding at the date hereof;

WHEREAS, Letter of Credit Advances made to the Account Parties by the Assignor under the Reimbursement Agreement in the aggregate principal amount of $                     are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Reimbursement Agreement and the other Loan Documents in respect of a portion of its LC Commitment Amount thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of its outstanding Letter of Credit Participating Interest, Letter of Credit Participating Interest Commitment, LC Participation Obligations, Letter of Credit Exposure, and Letter of Credit Advances, if any, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Reimbursement Agreement.

1

2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Reimbursement Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Reimbursement Agreement to the extent of the Assigned Amount, including the outstanding Letter of Credit Participating Interest Commitment and Letter of Credit Exposure, and the amount of the Letter of Credit Advances, if any, outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee[, the Administrative Agent and the Parent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Reimbursement Agreement with an LC Commitment Amount (in addition to any LC Commitment Amount theretofore held by it) equal to the Assigned Amount, and (ii) the LC Commitment Amount of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Reimbursement Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof the amount heretofore agreed between them.1 It is understood that commitment and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Reimbursement Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

4. [Consent of the Administrative Agent and the Parent. Pursuant to the Reimbursement Agreement, this Agreement is conditioned upon the consent of the Administrative Agent and, so long as no Default has occurred and is continuing, the Parent. The execution of this Agreement by the Administrative Agent and, if applicable, the Parent is evidence of this consent.]

5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Account Parties or any of their respective Subsidiaries, or the validity and enforceability of the obligations of the Account Parties or any of their respective Subsidiaries in respect of any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Account Parties and their respective Subsidiaries.

[1]	Amount should combine the principal amount of any Letter of Credit Advances made by the Assignor together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

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6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

[ACE LIMITED]

By:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Title:

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EXHIBIT B

FORM OF COLLATERAL VALUE REPORT

                    , 200

Wachovia Bank, National Association,

as Administrative Agent

Charlotte Plaza Building

201 South College Street, 8th Floor NC0680

Charlotte, North Carolina 28288

Attn: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to the Amended and Restated Reimbursement Agreement dated as of July 1, 2005 among ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Life Reinsurance Ltd. and ACE Tempest Reinsurance Ltd., as Account Parties, the Banks party thereto, and Wachovia Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Reimbursement Agreement”). Terms defined in the Reimbursement Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

This Collateral Value Report is delivered pursuant to Section 2.17(b)of the Reimbursement Agreement. The date of this Collateral Value Report is                     , 20     (the “Report Date”). Set forth below is the Collateral Value of the Collateral and certain other information required by Section 2.17(b) of the Reimbursement Agreement as of                     , 20     (the “Valuation Date”), calculated in accordance with the definition of Collateral Value contained in the Reimbursement Agreement and the other provisions of the Agreement (including Schedule III to the Reimbursement Agreement):

Type of Security	Amount/ Market Value	Eligible Percentage	Collateral Value
Cash Denominated in U.S. Dollars		100%
Prime bank certificates of deposit issued by U.S. banks rated Aa3/AA- or better		95%
U.S. Government and U.S. Government Agency Obligations
Maturity 2 years or less		95% of Market
Maturity over 2 years		90% of Market
Investment Grade Municipal Bonds (Rating Aaa-Baa3)
Maturity 5 years or less		85% of Market
Maturity over 5 years		80% of Market

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Investment Grade Corporate Bonds (Rating Aa3 or better, Non-convertible, NYSE)
Maturity 2 years or less	90% of Market
Maturity over 2 years	85% of Market
Investment Grade Corporate Bonds (Rating Baa3 to A1, Non-convertible, NYSE)
Maturity 2 years or less	85% of Market
Maturity over 2 years	80% of Market
Commercial Paper (Rating A1-A2, P1-P2)	85% of Market
Total		$

Outstanding Letters of Credit

Beneficiary	Date	Undrawn Amount	Unreimbursed Drawings
		$	$

Total		$	$

Ratio of Aggregate Collateral Value to Letter of Credit Outstandings:

The Parent certifies that the foregoing information correctly sets forth the Collateral Value (in the aggregate and for each category of Collateral) and the Letter of Credit Outstandings as of the Valuation Date, that the Letter of Credit Outstandings do not exceed the aggregate Collateral Value as of the Valuation Date, and that nothing has come to the attention of the undersigned to cause the undersigned to believe that the Letter of Credit Outstandings exceed the aggregate Collateral Value as of the Report Date.

ACE LIMITED

By:

Name:

Title:

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EXHIBIT E

FORM OF LETTER OF INSTRUCTION

                    , 200

Wachovia Bank, National Association

as Administrative Agent

Charlotte Plaza Building

201 South College Street, 8th Floor NC0680

Charlotte, North Carolina 28288

Attn: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to the Control Agreement (as amended, modified, supplemented or restated from time to time, the “Control Agreement”), dated as of                     , 2005, among the undersigned, State Street Bank and Trust Company, as Custodian (in such capacity, the “Custodian”), and Wachovia Bank, National Association, as administrative agent (in such capacity, together with any successor in such capacity, the “Administrative Agent”). Terms defined in the Control Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

We refer to the notification received from the Administrative Agent pursuant to Section 2.03(a)of the Reimbursement Agreement that requires us to make on the date of this letter a reimbursement payment (the “Required Payment”) with respect to a drawing under a Letter of Credit (as defined in the Reimbursement Agreement) issued under the Reimbursement Agreement. Pursuant to this notification and inasmuch as the Required Payment has not been made, we hereby irrevocably authorize and direct you to liquidate and receive the proceeds of Collateral (as defined in the Reimbursement Agreement) in an amount equal to the Required Payment plus interest thereon as provided in the Reimbursement Agreement.

We further irrevocably authorize and direct you to deliver this letter to the Custodian or any other person or entity (and we agree that the Custodian and any such other person or entity may rely hereon and is hereby irrevocably authorized and instructed to act in reliance hereon without further consent or authorization from us or any other Account Party) as you may deem to be appropriate to give effect to the authorization and direction contained herein.

Very truly yours,

for and on behalf of